Exhibit 10.2

WHEELS GROUP INC.

as Borrower

and

1371482 ONTARIO INC., WHEELS MSM CANADA INC.

2062698 ONTARIO INC., ASSOCIATE CARRIERS CANADA INC.

WHEELS ASSOCIATE CARRIERS INC., BLUENOSE FINANCE LLC

CLIPPER EXXPRESS COMPANY, WHEELS MSM US, INC.,

RADIANT GLOBAL LOGISTICS LTD.

RADIANT LOGISTICS, INC., RADIANT GLOBAL LOGISTICS, INC.

RADIANT TRANSPORTATION SERVICES, INC., RADIANT LOGISTICS PARTNERS LLC,

ADCOM EXPRESS, INC., RADIANT CUSTOMS SERVICES, INC.,

DBA DISTRIBUTION SERVICES, INC.,

INTERNATIONAL FREIGHT SYSTEMS (OF OREGON), INC.

RADIANT OFF-SHORE HOLDINGS LLC

GREEN ACQUISITION COMPANY, INC.,

ON TIME EXPRESS, INC.,

RADIANT TRADE SERVICES, INC.,

as Guarantors

and

INTEGRATED PRIVATE DEBT FUND IV LP

as Lender

$29,000,000 CREDIT FACILITIES

LOAN AGREEMENT

DATED AS OF April 2, 2015

TABLE OF CONTENTS

ARTICLE 1 MISCELLANEOUS		2
1.1	Formal Date	2
1.2	Definitions	2
1.3	Interpretation	9
1.4	Law Applicable	10
1.5	Currency	10
1.6	Entire Agreement	10
1.7	Successor Legislation	10
1.8	Assignment	10
1.9	Business Day	10
1.10	Severability	10
1.11	Application of GAAP	10
1.12	Execution	11
1.13	Schedules	11
1.14	Conflict	11
1.15	Permitted Liens	11
ARTICLE 2 REPRESENTATIONS AND WARRANTIES		12
2.1	Representations and Warranties	12
2.2	Survival of Representations, Warranties and Covenants	14
ARTICLE 3 REPAYMENT AND INTEREST		15
3.1	Principal Amount and Payments	15
3.2	Principal Repayment	15
3.3	Conditions Precedent	15
3.4	Compliance with the Interest Act (Canada)	16
3.5	Nominal Rate of Interest	16
3.6	Criminal Rate of Interest	17
3.7	Interest Calculation	17
3.8	Increased Costs, Capital Adequacy, etc.	17
3.9	Taxes	17
3.10	Prepayment	18
3.11	Place and Manner of Payment	18
3.12	No Set-Off	18
3.13	Interest on Overdue Amounts	18
3.14	Fee	19
ARTICLE 4 SECURITY		20
4.1	Security	20
4.2	Discharge	21
4.3	Expropriation of Property	21
ARTICLE 5 COVENANTS		23
5.1	Financial Covenants	23
5.2	Positive Covenants	23
5.3	Financial Reporting and Notice Requirements	25
5.4	Negative Covenants	27
5.5	Use of Insurance Proceeds	28
ARTICLE 6 DEFAULT AND ENFORCEMENT		29
6.1	Events of Default	29
6.2	Acceleration on Event of Default	29
6.3	Waiver of Default	30
6.4	Indebtedness Due Under Security	30
6.5	Remedies Cumulative	30
6.6	Conflict
ARTICLE 7 ENFORCEMENT OF SECURITY		31
7.1	Remedies	31
7.2	Remedies Not Exclusive
7.3	Remedies Not Prejudiced by Delay	31
7.4	Yield Possession	32
7.5	Lender Entitled to Perform Covenants	32
7.6	The Lender as Lender and Power of Attorney	32

7.7	For the Protection of the Lender	32
7.8	Charges for Late Payment	32
ARTICLE 8 APPLICATION OF FUNDS		33
8.1	Appointment of Receiver	33
8.2	Application of Funds	33
8.3	Deficiency	33
ARTICLE 9 NOTICES		34
9.1	Notices	34
SCHEDULE “A” PERMITTED LIENS
SCHEDULE “B” POST-CLOSING REORGANIZATION
SCHEDULE “C” LOCATION OF ASSETS AND CHIEF EXECUTIVE OFFICES
SCHEDULE “D” CORPORATE CHART
SCHEDULE “E” AGREEMENT OF NEW OBLIGOR SUPPLEMENT TO LOAN AGREEMENT
SCHEDULE “F” DISPUTES

LOAN AGREEMENT

THIS AGREEMENT made as of the 2nd day of April, 2015.

A M O N G:

WHEELS GROUP INC.

(the “Borrower”)

A N D:

1371482 ONTARIO INC.

WHEELS MSM CANADA INC.

2062698 ONTARIO INC.

ASSOCIATE CARRIERS CANADA INC.

WHEELS ASSOCIATE CARRIERS INC.

BLUENOSE FINANCE LLC

CLIPPER EXXPRESS COMPANY

WHEELS MSM US, INC.

RADIANT GLOBAL LOGISTICS LTD.

RADIANT LOGISTICS, INC.

RADIANT GLOBAL LOGISTICS, INC.

RADIANT TRANSPORTATION SERVICES, INC.

RADIANT LOGISTICS PARTNERS LLC

ADCOM EXPRESS, INC.

RADIANT CUSTOMS SERVICES, INC.

DBA DISTRIBUTION SERVICES, INC.

INTERNATIONAL FREIGHT SYSTEMS (OF OREGON), INC.

RADIANT OFF-SHORE HOLDINGS LLC

GREEN ACQUISITION COMPANY, INC.

ON TIME EXPRESS, INC.

RADIANT TRADE SERVICES, INC.

(each individually a “Guarantor” and collectively the “Guarantors”)

A N D:

INTEGRATED PRIVATE DEBT FUND IV LP, by its sole general partner INTEGRATED PRIVATE DEBT FUND GP INC.

(the “Lender”)

RECITALS

A. The Lender has agreed to establish term loan credit facilities for the Borrower, and the Borrower has agreed to avail itself of such term loan credit facilities, on the terms and conditions as set out in this Agreement.

B. The Guarantors, each an Affiliate of the Borrower, have agreed to guarantee the obligations of the Borrower to the Lender in relation to such term loan facility, on the terms and conditions specified in this Agreement, and in the guarantees provided in connection therewith.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE 1
MISCELLANEOUS

1.1	Formal Date

For the purpose of convenience this Agreement may be referred to as bearing the formal date of the 2nd day of April, 2015, irrespective of the actual date of execution thereof.

1.2	Definitions

For the purposes of this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings and words defined elsewhere in this Agreement shall have the meaning ascribed to them therein:

(a)	“Acquisition Agreement” means that certain Arrangement Agreement, dated as of January 20, 2015, among Radiant Logistics, Inc., Radiant Global Logistics ULC and Wheels Group Inc.;
(b)	“Advance” means the advance of monies made by the Lender to the Borrower under Section 3.1 of this Agreement;
(c)	“Affiliate” shall have the meaning attributed to that term in the Securities Act (Ontario) and “affiliated” shall have like meaning;
(d)	“Agent” means BANK OF AMERICA, N.A., a national banking association, as agent for the lenders under the Amended and Restated Loan and Security Agreement, dated as of the date hereof;
(e)	“Agent Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, between Agent and Lender, and acknowledged by the Obligors;
(f)	“Alcentra” means Alcentra Capital Corporation, a Maryland corporation;
(g)

“Alcentra/Triangle Intercreditor Agreement” means the Subordination and Intercreditor Agreement, dated as of the date hereof, among Agent, Alcentra, Triangle and the Lender, and acknowledged by the B of A Borrowers;

(h)	“Alcentra/Triangle Debt” means Debt of certain Borrowers owing to Alcentra and Triangle, pursuant to the terms of that certain Loan and Security Agreement, dated as of the date hereof;
(i)

“Allowable Add-Backs”  means the following expenses associated with any Permitted Acquisition to the extent: (a) such expenses are incurred no later than 90 days after the consummation or abandonment of such Permitted Acquisition (or such longer period as agreed to by Agent in its sole discretion), and (b) Parent has provided Agent with reasonably satisfactory written detail of all such expenses: (i) transaction costs (which include legal, accounting and due diligence costs), (ii) severance costs (which include medical, unemployment and other costs related to staff reductions), (iii) relocation costs, and (iv) restructuring costs (including lease obligations) in response  to FAS-141R up to $5,000,000 for the transaction contemplated under the Acquisition Agreement and up to 1,500,000 for each subsequent such Permitted Acquisition.  Subject to the foregoing conditions, the foregoing expenses will be allowed in the month the expense occurs as long as that cost remains in a trailing twelve-month calculation.

(j)

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, order or other requirement (including a requirement arising at common law) have the force of law, (ii) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation;
(k)

“B of A Borrowers” means the “Borrowers”, as such term is defined in the Amended and Restated Loan and Security Agreement among the B of A Borrowers, the B of A Lenders and the Agent, dated as of the date hereof;

(l)

“B of A Debt” means Debt of the B of A Borrowers owing pursuant to the terms of that certain Amended and Restated Loan and Security Agreement among the B of A Borrowers, the B of A Lenders and the Agent dated as of the date hereof;

(m)	“B of A Lenders” means the financial institutions party to the B of A Loan Agreement from time to time as lenders;
(n)	“B of A Loan Agreement” means the Amended and Restated Loan and Security A agreement among the B of A Borrowers, the B of A Lenders, and the Agent dated as of the date hereof;
(o)

“Business Day” means a day other than Saturday, Sunday or a statutory holiday, or any other day upon which the Lender is not open for the transaction of business throughout normal business hours, at its principal office, in the City of Toronto;

(p)

“Capital Expenditure” means all liabilities incurred or expenditures made by an Obligor or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

(q)

“Change in Control” means (a) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all other Obligors (other than Radiant Logistics Partners LLC); (b) Parent and Bohn H. Crain (or his direct descendants) cease to own and control, beneficially and of record, directly or indirectly, all Equity Interests in Radiant Logistics Partners LLC; (c) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) acquires ownership, directly or indirectly, beneficially or of record, of Equity Interests representing more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent than owned by Bohn H. Crain; (d) a change in the majority of directors of Parent during any 24 month period, unless approved by the majority of directors serving at the beginning of such period; or (e) the sale or transfer of all or substantially all of an Obligor’s assets, except to another Obligor.

(r)	“Claim” has the meaning ascribed thereto in Section 5.2(r);
(s)	“Closing” means the date on which the Advance is released from escrow by the Escrow Agent after satisfaction of all conditions precedent, delivery of this Agreement and the Security;
(t)	“Collateral” means the Property described in and subject to the Liens, privileges, priorities and security interests purported to be created by any Security;
(u)	“Constating Documents” means, with respect to any Person, as applicable:
(i)

its certificate and/or articles of incorporation, association, amalgamation or continuance, memorandum of association, charter, declaration of trust, trust deed, partnership agreement, limited liability company agreement or other similar document;

(ii)	its by-laws; and
(iii)	all unanimous shareholder agreements, other shareholder agreements, voting trust agreements and similar arrangements applicable to the Person’s Equity Interests;

all as in effect from time to time;

(v)

“Contract” means any agreement, contract, indenture, lease, deed of trust, licence, option, undertaking, promise or other commitment or obligation, whether oral or written, expressed or implied, other than a Permit;

(w)	“Control” and “Controlled” shall have the same meaning as defined in the Business Corporations Act (Ontario), and “Controlling” shall have a comparable meaning;
(x)

“Distribution” means any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

(y)

“Debt” means, with respect to any Person, (i) all indebtedness of such Person for borrowed money, including borrowings by way of bankers’ acceptances or letters of credit and contingent reimbursement obligations including letters of guarantee, performance bonds and surety bonds and the maximum amount of all such Debt which is directly or indirectly guaranteed by such Person (contingently or otherwise) (eliminating from such calculation where it is duplicative of another Person’s debt, any guarantee by such Person of another Person’s obligations); (ii) any equity interest classified as Debt according to GAAP; (iii) obligations issued or assumed in connection with the acquisition of Property in respect of the deferred purchase price of such Property; (iv) capital lease obligations, obligations under sale and leaseback transactions or purchase money obligations; (v) contingent liabilities in respect of borrowed money; and (vi) all indebtedness of any other Person secured by a Lien on any Property of the specified Person, whether or not the indebtedness is assumed by the specified Person, except that the amount of the resulting Debt shall be the lesser of (a) the fair market value of the Property at the date of determination, and (b) the amount of the indebtedness of the other Person;

(z)

“Debt Service Coverage Ratio” means, at any time, the ratio of (a) EBITDA for the Obligors’ four most-recently completed fiscal quarters to (b) the aggregate during that period of the scheduled payments of principal and interest in respect of the Senior Debt and the Alcentra/Triangle Debt, whether or not the interest is paid;

(aa)	“Default” means an event which, with the giving of notice or the passage of time or the making of any determination or any combination thereof for herein could become an Event of Default;
(bb)	“Depositary Agreement” means the depositary agreement dated as of April 1, 2015 among the Borrower, the Parent, Radiant Global Logistics Ltd. and Equity Financial Trust Company, as depositary;
(cc)

“Dispute” means any suit, action, dispute, investigation, claim, arbitration, legal, insolvency or other proceeding, appeal or application for review, whether at law, in equity or before any Governmental Authority, or any industrial or labour dispute, and includes any claim by any Governmental Authority regarding payment, collection, withholding or remittance of Taxes;

(dd)

“Distribution” means any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest;

(ee)

“EBITDA” determined on a consolidated basis for Obligors and Subsidiaries, net income, calculated before interest expense, provision for income Taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, any extraordinary gains and any non-cash items (including, without limitation, any change in contingent consideration and Equity Credit), plus Allowable Add-Backs (in each case, to the extent included in determining net income) and including operating results for businesses acquired during the first year following acquisition on a basis agreed to by the Lender;

(ff)	“Employee Plan” means a Pension Plan, a Welfare Plan or both;
(gg)

“Environmental Laws” means all Applicable Laws, by-laws, regulations relating in full or in part to the protection of the natural environment, including the storage, use, generation, handling, manufacturing, processing, treatment, release and disposal of “hazardous substances”, “contaminants” and “industrial waste” as defined in all applicable environmental protection legislation and specifically means and includes all applicable federal, state, provincial or local laws, statutes, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, all applicable Canadian, federal, provincial, municipal, or local laws, statutes or by laws or ordinances relating to the environment, occupational safety, health, product liability, and transportation, including, without limitation, the following: The Environmental Protection Act R.S.O. 1990, Chapter E.19, the Hazardous Products Act, R.S.C. 1985, c. H 3, the Canadian Environmental Protection Act, S.C. 1988, c. 22, and any other Applicable Laws, in each case as amended from time to time;

(hh)

“Equity Credits” for any period, the sum of expenses incurred by Obligors in the ordinary course of business in such period which are paid through the issuance of common stock (or options to purchase common stock) in Parent in such period.

(ii)

“Equity Interest” the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

(jj)	“Escrow Agent” means Equity Financial Trust Company, a trust company existing under the laws of Canada;
(kk)

“Escrow Agreement” means the escrow agreement, as the same may be amended or modified from time to time, dated as of April 1, 2015 among the Agent, Alcentra, Triangle, the Lender, the Parent., Radiant Global Logistics Ltd. and Equity Financial Trust Company, a trust company existing under the laws of Canada, as escrow agent;

(ll)	“Event of Default” means any of the events described in Section 6.1;

(mm)

“Fixed Charge Coverage Ratio” means the ratio, for any period, determined on a consolidated basis for Obligors for such period, of (a) EBITDA minus Capital Expenditures (except those financed with Debt other than revolver loans) and cash Taxes paid, to (b) Fixed Charges.

(nn)

“Fixed Charges” means the sum of interest expense (other than payment-in-kind), principal payments made on Debt (including on account of any earn-outs), and Distributions made (other than Distributions between Obligors to the extent permitted hereunder).

(oo)	“generally accepted accounting principles” or “GAAP” means generally accepted accounting principles in effect in Canada or the United States from time to time, as applicable;
(pp)

“Governmental Authorities” means (i) any government or political subdivision thereof national, state, territorial, foreign, provincial, county, municipal or regional having jurisdiction in the relevant circumstances; (ii) any agency or instrumentality of any such government, political subdivision or other government entity (including any central bank or comparable agency); (iii) any court, arbitral tribunal or arbitrator; and (iv) any non-government regulating body, to the extent that the rules, regulations or orders of such body have the force of law;

(qq)	“Guarantees” means the agreements of guarantee provided by the Guarantors to the Lender with regard to the obligations of the Borrower under, inter alia, this Agreement;
(rr)	“Guarantor” means each of those Persons executing this Agreement in that capacity;
(ss)

“Hazardous Materials” means any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material, as defined in any Applicable Law applicable to any Obligor or regulated by any Governmental Authority having jurisdiction over any Obligor from time to time;

(tt)	“Inactive Subsidiaries” means Radiant Logistics Global Services, Inc., a Washington corporation, and Transmart, Inc., a Delaware corporation;
(uu)

“Indebtedness” means and includes all debts, liabilities and obligations of the Borrower to the Lender under or in connection with any Loan Document, including all principal, interest, interest on overdue interest and premium, costs and expenses payable by the Borrower pursuant to the provisions of any Loan Document, from time to time outstanding, and all other monies for the time being and from time to time owing by the Borrower to the Lender, including fees, commissions and legal and other costs, charges and expenses;

(vv)	“Intellectual Property” has the meaning ascribed thereto in Section 2.1(o);
(ww)	“Intercreditor Agreements” means, collectively, the Agent Intercreditor Agreement and the Alcentra/Triangle Intercreditor Agreement.
(xx)

“Interest Rate Differential” means the premium equal to the difference between (i) the present value of the principal and interest payments that would have been made had the prepayment not been made, discounted at the rate determined by the Lender based on the yields on Government of Canada debt obligations having terms approximately equal to the term from the date of prepayment to the Maturity Date, and (ii) the face value of the principal amount being prepaid at the date of prepayment.  The prepayment premium shall also apply to any repayment following the Indebtedness becoming due and payable under Section 6.2;

(yy)

“Intragroup Debts” means all present and future debts, liabilities and obligations owing or remaining unpaid by an Obligor to another Obligor in respect of loans or advances made to the first Obligor by the other Obligor;

(zz)

“Lien” means an interest in Property securing an obligation owed to, or a claim by, another Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance;

(aaa)	“Loan” means the loan in the initial principal amount advanced under Section 3.1 hereof pursuant to this Agreement and any additions or accruals thereto;
(bbb)	“Loan Documents” means this Agreement, the Security, the Intercreditor Agreements and all other documents relating to the Loan;
(ccc)

“Material” means (except when used as part of another term defined in a Loan Document), with reference to the matter described as Material, that it would reasonably be considered to be a factor by a prudent lender in its assessment of credit extended or to be extended to a borrower, and “Materially” has a corresponding meaning. If the importance of the matter described as Material can reasonably be measured in financial terms, an amount of less than $250,000 will not be considered to be Material;

(ddd)	“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect;

(eee)

“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of any Borrower or Guarantor, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Lender’s Liens on any Collateral; (b) impairs the ability of a Borrower or Guarantor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Lender to enforce or collect any Indebtedness or to realize upon any material portion of the Collateral.

(fff)

“Material Contract” means any agreement or arrangement to which an Obligor or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to subordinated Debt, or to Debt in an aggregate amount of $250,000 or more;

(ggg)	“Maturity Date” means April 1, 2024;
(hhh)

“Obligors” means, collectively, the Borrower, the Guarantors and each guarantor from time to time that becomes a party to this Agreement; and references to “the Obligors” shall be interpreted to mean “the Obligors or any of them”;

(iii)	“Ordinary Course of Business” means the ordinary course of business of any Obligor or Subsidiary, consistent with past practices and undertaken in good faith.
(jjj)	“Parent” means Radiant Logistics, Inc., a Delaware corporation.
(kkk)	“Payment Item” means each cheque, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral;
(lll)

“Pension Plan” means a “pension plan” or “plan” within the meaning of the applicable pension benefits legislation in any jurisdiction of Canada, which is organized and administered to provide pensions, pension benefits or retirement benefits for employees and former employees of any Obligor.

(mmm)

“Permits” means franchises, licences, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, permits and other approvals, obtained from or required by a Governmental Authority;

(nnn)

“Permitted Acquisition” means (i) any investment in, or purchase or other acquisition of any Equity Interests of any Person, other than as contemplated in Section 5.4(g)(ii), or (ii) any purchase or other acquisition of a business or undertaking or division of any Person, including Property comprising the business, undertaking or division (in this Section 1.2(mmm), an “Acquisition”) by an Obligor if:

(i)	the Obligor shall have provided the Lender with at least ten (10) Business Days prior written notice of the Acquisition, such notice to include:
(A)	a description of the Property or Equity Interests to be purchased,
(B)	the price and terms of such Acquisition,
(C)	a certificate of an officer of the Borrower to the effect that no Default or Event of Default exists; and
(D)

reasonably detailed computations and a consolidated financial statement prepared on a pro forma basis of the relevant Obligor(s)  and its/their Subsidiaries immediately prior to and after giving effect to such Acquisition, demonstrating compliance with the financial covenants set out in the Loan Documents;

(ii)	no Obligor creates, incurs or assumes any Debt, other than Permitted Debt, as a result of the Acquisition;
(iii)	the Acquisition is in a type of business permitted to be carried on by an Obligor in accordance with this Agreement;
(iv)	no Default or Event of Default has occurred and is continuing or would result from the Acquisition;
(v)

such Person whose Equity Interests or Property is being sold to an Obligor (the “Target”) shall have as of the last day of the most recent fiscal quarter of such Target ending on or immediately prior to the date of such Acquisition, actual (or pro forma to the extent approved in writing by the Lender) EBITDA and [Net Income] greater than $1.00, in each case for the twelve (12) month period ending on such date;

(vi)

the aggregate cash consideration payable at the closing of the Acquisition shall not exceed $10,000,000 for any single transaction and $25,000,000 in the aggregate in any fiscal year of the Borrower, or such greater amount approved in writing by the Lender; provided, however, that the foregoing limitation shall exclude cash consideration derived from the proceeds of sales of newly issued Equity Interests of the relevant purchaser Obligor during the twelve (12) month period prior to the closing of such Acquisition;

(vii)	the post-closing availability under the B of A Debt is at least $7,500,000 on a pro forma basis;
(viii)	the Property that is the subject of the Acquisition is free of all Liens except Permitted Liens; and

On the closing of the Acquisition, the Obligors comply with section 4.1; all as confirmed in a certificate delivered by the Borrower to the Lender before completing the Acquisition.  Further, the requirements of (vi) above will be deemed waived with respect to the following two potential acquisitions:

(ix)

Acquisition of a logistics-related business and its Affiliates for an approximate purchase price of $15,000,000, as more fully described in the draft letter of intent previously provided to the Lender by the Borrower; and

(x)

Acquisition of a logistics-related business for an approximate purchase price of $5,000,000 plus a $1,000,000 earn-out, as more fully described in the draft letter of intent previously provided to the Lender by the Borrower.

(ooo)	“Permitted Debt” means:
(i)	the Indebtedness;
(ii)	other debts, liabilities and obligations to the Lender;
(iii)	Debt secured by Permitted Liens;
(iv)	Permitted Purchase Money Debt;
(v)

the B of A Debt and the Alcentra/Triangle Debt, including interest, provided (i) the Intercreditor Agreements have been fully executed and delivered to the Lender, (ii) the Debt is incurred in accordance with the Intercreditor Agreements, and (iii) the aggregate principal amount of the Alcentra/Triangle Debt at any one time outstanding does not exceed the sum of (x) $25,000,000 US, plus (y) any interest paid in kind and added to the principal in accordance with the documents evidencing the Alcentra/Triangle Debt;

(vi)	Intragroup Debts, to the extent permitted under this Agreement;
(vii)

Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $250,000 in the aggregate at any time;

(viii)

unsecured Debt consisting of earn-outs incurred in connection with a Permitted Acquisition so long as the terms of such earn-outs provide that no payment may be made with respect thereto if a Default or Event of Default has occurred and is continuing or would result therefrom;

(ix)	other unsecured Debt in an aggregate principal amount outstanding at any time that does not exceed $3,500,000 for all Obligors;
(x)	dividends declared but not yet paid from one Obligor to another;
(xi)	guarantees and indemnities expressly permitted by this Agreement to the extent they constitute Debt; and
(xii)	other Debt defined as “Permitted Debt” pursuant to the terms of the B of A Loan Agreement;
(ppp)	“Permitted Liens” means any one or more of the following with respect to any Person:
(i)	Purchase Money Liens securing Permitted Purchase Money Debt;
(ii)	Liens for Taxes not yet due or being Properly Contested;
(iii)

statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(iv)

Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Lender’s Liens and are required or provided by law;

(v)

Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as such Liens are (i) in existence for less than twenty (20) consecutive days or being Properly Contested, and (ii) at all times junior to Lender’s Liens;

(vi)

easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(vii)	normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;
(viii)	existing Liens shown on Schedule “A”;
(ix)	Liens in favor of each of Alcentra and Triangle subject to the terms and limitations set forth in the Alcentra/Triangle Intercreditor Agreement; and
(x)	Liens in favor of Agent subject to the terms and limitations set forth in the Integrated Intercreditor Agreement;
(qqq)

“Permitted Purchase Money Debt” means Purchase Money Debt of Obligors and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $250,000 at any time;

(rrr)	“Person” includes an individual, a partnership, a joint venture, a trust, an unincorporated organization or any other association, a corporation and a government or any department or agency thereof;
(sss)	“Post-Closing Reorganization” means the transactions described on Schedule “B” attached hereto;
(ttt)

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection of the Lender’s security interest in and Lien on any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect;

(uuu)

“Properly Contested” with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review;

(vvv)

“Property” means, with respect to any Person, any or all of its present and future undertaking, Property and assets, whether tangible or intangible, real or personal and includes rights under Contracts and Permits;

(www)

“Purchase Money Debt” means (a) Debt (other than the Indebtedness) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Indebtedness) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

(xxx)

“Purchase Money Lien” means a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC (or the PPSA, as applicable).

(yyy)	“Real Estate” means all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon;
(zzz)

“Security” means the Security Agreements, the Guarantees, assignments and any other instrument or agreement which purports to secure the Indebtedness provided in accordance with the terms of this Agreement and as listed in Section 4.1;

(aaaa)	“Security Agreement” has the meaning ascribed thereto in Section 4.1(b)(i);
(bbbb)	“Senior Debt” means, collectively, the B of A Debt and the Indebtedness;
(cccc)

“Senior Debt to EBITDA Ratio” shall be calculated as follows: amounts outstanding under the Loan and amounts outstanding under the B of A Debt, net of cash divided by the consolidated EBITDA of the Borrower and the Guarantors for the previous four quarters.

(dddd)

“Statutory Plan” means any benefit plan that an Obligor is required by statute to participate in or contribute to in respect of any current or former employee, director, officer, shareholder, consultant or independent contractor of that Obligor, or any dependent of any of them, including the Canada Pension Plan, the Quebec Pension Plan and plans administered pursuant to applicable legislation regarding health, tax, workers’ compensation insurance and employment insurance;

(eeee)

“Subsidiary” means any entity at least 50% of whose voting securities or Equity Interests is owned by an Obligor or any combination of Obligors (including indirect ownership by an Obligor through other entities in which the Obligor directly or indirectly owns 50% of the voting securities or Equity Interests);

(ffff)

“Taxes” means all present or future Taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable to them;

(gggg)

“this Agreement”, “hereto”, “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Loan Agreement and not to any particular section or other portion hereof, and include any and every instrument supplemental or ancillary hereto, or in implement hereof, and the expressions “article” or “section” followed by a number mean and refer to the specified article or section of this Agreement;

(hhhh)	“Triangle” means Triangle Capital Corporation, a Maryland corporation;
(iiii)	“Trigger Period” has the meaning set out in that certain Amended and Restated Loan and Security Agreement among the B of A Borrowers, the B of A Lenders and the Agent dated as of the date hereof;
(jjjj)

“UCC” means the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction;

(kkkk)	“US Obligor” means any Obligor formed or existing under the laws of a jurisdiction within the United States; and
(llll)

“Welfare Plan” means any deferred compensation, bonus, share option or purchase, savings, retirement savings, retirement benefit, profit sharing, medical, health, hospitalization, insurance or any other benefit, program, agreement or arrangement, funded or unfunded, formal or informal, written or unwritten, that is applicable to any current or former employee, director, officer, shareholder, consultant or independent contractor of any Obligor, or any dependent of any of them, except a Pension Plan or a Statutory Plan.

1.3	Interpretation
(a)	Words importing the singular number shall include the plural and vice versa, and words importing the masculine gender shall include the feminine gender.
(b)

The Article and section headings are not to be considered part of this Agreement, are inserted for convenience of reference only, are not intended to be full or accurate descriptions of the content thereof, and shall not affect the construction or interpretation of this Agreement.

(c)	The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Property, including cash, securities, accounts and contract rights.
(d)

For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (j) an “agent” shall be deemed to include a “mandatary” and (k) “general security agreement” shall be deemed to include “deed of hypothec”.

(e)

All references to (i) any document, instrument or agreement include any amendments, amendments and restatements, waivers and other modifications- extensions or renewals (to the extent permitted by the Loan Documents); (ii) any section means, unless the context otherwise requires, a section of this Agreement; (iii) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached to this Agreement, which are hereby incorporated by reference: and (iv) any Person include successors and assigns of such Person.

(f)

Reference to an Obligor’s “knowledge” or similar concent means actual knowledge of an officer of such Obligor. or knowledge that such officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.4	Law Applicable

This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

1.5	Currency

All dollar amounts referred to in this Agreement, and all payments to be made hereunder, are in Canadian Dollars.  All dollar amounts referred to in this Agreement are expressed in Canadian Dollars.

1.6	Entire Agreement

This Agreement, including the schedules hereto, the Security, and any agreement collateral hereto or thereto constitutes the entire agreement between the parties, and may not be amended or modified in any respect except by written instrument signed by the parties hereto, and all other agreements, undertakings, representations and writings, oral or written, are entirely replaced thereby and are no longer effective.

1.7	Successor Legislation

Any statute referred to herein or in any other Loan Document shall be deemed to include that statute as amended, restated and/or replaced from time to time, and any successor legislation to the same general intent and effect.

1.8	Assignment

This Agreement shall enure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns.  This Agreement may be assigned by the Lender prior to an Event of Default with the prior written consent of the Borrower and after an Event of Default without consent, in which event the Borrower and each Guarantor shall attorn in all respects to such assignment and the assignee thereof.  Neither the Borrower nor any Guarantor may assign this Agreement without the consent of the Lender, other than in connection with the Post-Closing Reorganization.

1.9	Business Day

If under the provisions of this Agreement any amount is to be paid or any act or thing is to be done or step is to be taken on a day other than a Business Day, then such amount shall be paid or such act, thing or step shall be done or taken on the next Business Day.

1.10	Severability

In the event that any one or more provisions contained in this Agreement or any other Loan Document required hereunder to be delivered to the Lender, shall be invalid, illegal or unenforceable in any respect under any Applicable Law, the validity, legality and enforceability of the remaining provisions hereof or of the security shall not be affected or impaired thereby.  The Parties shall engage in good faith discussions to replace any provision that is deemed to be invalid, illegal or unenforceable with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

1.11	Application of GAAP

Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Obligors delivered to the Lender before the Closing and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Obligors’ certified public accountants concur in such change, the change is disclosed to the Lender.

1.12	Execution

This Agreement may be executed in one or more counterparts, each of which when so executed shall constitute an original and all of which together shall constitute one and the same Agreement.

1.13	Schedules

The following schedules are incorporated herein and form part of this Agreement.

Schedule “A” - Permitted Liens

Schedule “B” - Post-Closing Reorganization

Schedule “C” - Location of Assets and Chief Executive Offices

Schedule “D” - Corporate Chart

Schedule “E” - Agreement of New Obligor

Schedule “F” - Disputes

1.14	Conflict

Subject to Section 4.2, in the event of any conflict between any term, condition or provision of this Agreement and any other Loan Document (other than the Agent Intercreditor Agreement), then the term, condition or provision of this Agreement shall govern.

1.15	Permitted Liens

The designation of a Lien to be a Permitted Lien is not, and shall not be deemed to be, an acknowledgment by the Lender that the Lien shall have priority over the Security.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties

The Obligors jointly and severally represent and warrant to the Lender, and acknowledge that the Lender is relying on such representations and warranties in entering into this Agreement and in making the Advance hereunder, as follows:

(a)	Status

Each Obligor has been duly incorporated or created and organized and is a validly existing corporation, under the laws of its governing jurisdiction, and has full capacity and power to carry on its business as presently conducted and to own or lease Property and holds all necessary Material Permits and consents to carry on such business in all jurisdictions in which it does so, all of which, is outlined in Schedule “C” hereto.

(b)	Power and Authority

Each Obligor has the power to enter into, execute, deliver and perform this Agreement and the Security to which it is a party and, in the case of the Borrower, is duly authorized to borrow the monies herein contemplated.

(c)	Non-Violation of Other Instruments and Authorization
(i)

The borrowing of money by the Borrower, the entering into and performance of this Agreement, the Security and any other agreement collateral hereto or thereto by each Obligor, and the granting of the Security to which it is a party to be given hereunder does not conflict, and will not conflict with, and does not result, and will not result with the passage of time or otherwise, in a breach or violation of, or constitute a default under, such Obligor’s Constating Documents, or any of the covenants or the provisions contained in any Material Contract to which it is a party, or by which it or its assets are subject.

(ii)	All necessary steps and proceedings have been taken, and all consents have been obtained to authorize the execution, delivery and performance of all Loan Documents.
(d)	Valid Security

This Agreement and the Security create in favour of the Lender, as applicable, valid and binding and perfected obligations of each of the Obligors, to the extent each Obligor is a party thereto, on all of its respective right, title and interest in and to all of the Collateral which is the subject matter of the Security enforceable against such Obligor in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and to equitable remedies that may be granted only in the discretion of a court of competent jurisdiction.

(e)	Title to Assets and Property

Each Obligor has good and marketable title to the Property owned by it, free and clear of Liens except for Permitted Liens and no Person has any agreement or right to acquire such properties out of the ordinary course of business.

(f)	No Default

No Obligor is in default in the performance or observance of any of the obligations, covenants or conditions contained in any Material Contract, agreement or other instrument to which it is a party or by which it is bound.  There exists no Default or Event of Default.

(g)	Financial Condition

Since the date of the audited, consolidated, financial statements of the Borrower and its consolidated affiliates (the “Wheels Group”) as of and for the period ended December 31,2014, with repect to the Borrower and such consolidated affilaites and since the date of the audited, consolidated, financial statements of the Parent and its consolidated affiliates (the “Radiant Group”) as of and for the period ended June 30, 2014, with repect to the Parent and such consolidated affilaites, there has occurred no Material Adverse Effect affecting any Obligor’s business or financial condition.

(h)	Financial Information

All balance sheets, earnings statements and other financial data of the Borrower and Guarantors which have been delivered to the Lender are true and correct in all respects as of the respective dates thereof, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial position and condition of the Borrower and Guarantors as of the respective dates thereof, subject, in the case of interim statements, to usual year end adjustments.

(i)	No Disputes

Other than as set out in Schedule “F”, there are no Disputes pending or to the Obligors’ knowledge threatened against any Obligor in any court or before any other authority which could reasonably be expected to result in any Material Adverse Change in any Obligor’s business or financial condition, or which could reasonably be expected to materially adversely affect the ownership, status or use of the Collateral.

(j)	Judgments and Executions

As at the date hereof, there are no judgments or executions filed or pending against any Obligor.

(k)	Insolvency Proceedings

No Obligor has made any assignment for the benefit of creditors, nor has any receiving order been made against any Obligor under the provisions of any state, provincial, territorial, federal or foreign law such as the U.S. Bankruptcy Code and the Bankruptcy and Insolvency Act, nor has any petition for such an order been served upon any Obligor, nor are there any proceedings in effect or threatened under the provisions of the U.S. Bankruptcy Code, the Winding-Up and Restructuring Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), nor has any receiver, receiver and manager, monitor, custodian or official with similar powers been appointed by court order or privately respecting any Obligor or its assets or Property; nor has any Obligor committed an act of bankruptcy; taken advantage of any act for bankrupt or insolvent debtors; filed a notice of intention to make a proposal or a proposal under the U.S. Bankruptcy Code or the Bankruptcy and Insolvency Act (Canada); proposed a compromise or arrangement of its creditors generally, made any assignment for the benefit of creditors, taken any proceedings with respect to a compromise or arrangement, nor to have a receiver appointed over any part of its assets or Property.

(l)	Leases

Each Obligor is in good standing under all leases to which it is a party, and no right currently exists in any lessor or lessee thereunder to terminate any such lease, and each such lease is its valid and binding obligation.

(m)	Taxation Procedures

Each Obligor has duly and timely filed all Tax returns, elections and reports required to be filed by it, and each Obligor has paid all Taxes which are due and payable, and has paid all assessments and reassessments, and all other Taxes (including penalties, interest and fines) claimed against it which are due or payable by it on or before the date due and payable other than those: (i) in respect of which liability based on such returns is being contested in good faith and by appropriate proceedings where adequate reserves have been established in accordance with GAAP; and (ii) the effect of such proceedings is to stay any Lien, charge or seizure of Property. Adequate provision and installment payments have been made for Taxes and governmental royalties payable for the current period for which returns are not yet required to be filed.  As of the date hereof there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax return, or payment of any Taxes, or deficiency.

(n)	Employee Payments

Each Obligor has withheld from each payment to any of its officers, directors and employees the amount of all Taxes, including but not limited to, income Tax and other deductions required under Applicable Law to be withheld therefrom, and has paid the same to the proper Tax or other receiving officers within the time required under any applicable Tax legislation.  Except as waived in writing by the Lender, no Obligor is subject to any claim by its employees arising from salary or benefits which have not been paid when due, all such salary and benefits being paid to date, except where such claims would not have a Material Adverse Effect on it.

Each Obligor has paid when due and in full all employee pensions and benefits payable by it, including,  without limitation to the extent applicable, Workplace Safety & Insurance Board premiums, Employer Health Tax premiums, Canada Pension Plan contributions and Employment Insurance Commission premiums, and has remitted when required and in full all source deductions for income Tax, Canada Pension Plan contributions and Employment Insurance Commission premiums of its employees and all goods and services Tax and retail sales Tax paid and received by it.

(o)	Ownership or Licence of Intellectual Property

Each Obligor owns or licenses all patents, industrial designs, trade-marks, service marks, trade secrets, environmental technology, confidential information, trade-names, goodwill, copyrights, software and all other forms of intellectual and industrial Property, and any registrations and applications for registration of any of the foregoing (collectively, the “Intellectual Property”), necessary for the conduct of its business and all such licenses are in good standing.

(p)	Subsidiaries

The corporate chart appended hereto as Schedule “D” is true and correct on the date hereof.

(q)	Contingent Liabilities and Debt

Each Obligor has disclosed to the Lender all contingent liabilities as at the date hereof, and as at the date hereof no Obligor has incurred any Debt which is not disclosed on or reflected in the financial statements provided to the Lender, other than Debt or contingent liabilities incurred by it or credit extended to it in the Ordinary Course of Business after the date of such financial statements.

(r)	Location of Assets, Places of Business

The location of all of each Obligor’s Property and places of business is set out in Schedule “C”.  Each Obligor’s registered and chief executive offices are set out in Schedule “C”.

(s)	Compliance

Each Obligor is in compliance with its Constating Documents and is in compliance in all material respects with all Applicable Laws, including health, safety and employment standards, transportation, customs, labour codes and Environmental Laws.

(t)	Employee Plans

All of the Material obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with each Obligor’s Employee Plans and the funding agreements therefor have been performed in a timely fashion.  There have been no improper withdrawals or applications of the assets of any Obligor’s Employee Plans.  There is no Dispute  (other than routine claims for benefits) pending or, to the Obligors’ knowledge, threatened, involving any Obligor’s Employee Plans, and no facts exist which could reasonably be expected to give rise to that type of Dispute which would have a Material Adverse Effect on such Obligor’s business or financial status.  All contributions or premiums required to be made or paid by each of the Obligors to the Employee Plans have been made on a timely basis in accordance with the terms of such plans and all Applicable Laws.

(u)	Labour Matters

There are no strikes or other labour disputes against any Obligor that are pending or, to the Obligors’ knowledge, threatened.  All payments due from each Obligor on account of employee insurance and vacation pay have been paid or accrued as a liability on its books.  Each Obligor is in Material compliance with the terms and conditions of any collective agreements, consulting agreements, management agreements and employment agreements.

(v)	General Environmental Representations

As of the date hereof:

(i)	The Obligors are not aware of any environmental problem or potential problem which could cause a Material Adverse Effect to it or any of its assets;
(ii)	there is no action or other proceeding which has been commenced against it or any of its assets with respect to any breach of Environmental Laws;
(iii)

it has not used any of its leased real Property, to manufacture, store or otherwise deal with any contaminants, pollutants, dangerous or toxic substances, liquid wastes or other hazardous substances except in Material compliance with all applicable Environmental Laws, and it has complied with all federal, provincial and municipal orders, regulations and by-laws relating to environmental matters; and

(iv)

There have been no “spills” of “pollutants”, as those terms are defined in the Environmental Protection Act, R.S.O. 1990 c. E.19, for which it is responsible either as the “owner of the pollutant”, or “person having control of a pollutant” as those terms are defined in the Environmental Protection Act, R.S.O. 1990, c. E.19.

2.2	Survival of Representations, Warranties and Covenants

The covenants, agreements, representations and warranties set forth in this Agreement, and in any certificate or other Loan Document delivered hereunder, shall continue in full force and effect until repayment in full of all of the Indebtedness, notwithstanding any investigation made by the Lender or its counsel, or any other representative of the Lender, or the making of any Advance hereunder.

ARTICLE 3
REPAYMENT AND INTEREST

3.1	Principal Amount and Payments
(a)	The Loan will consist of a non-revolving term loan in the amount of Twenty-Nine Million Dollars ($29,000,000), such amount to be fully advanced by the Lender to the Escrow Agent on April 1, 2015.
(b)

Proof of Outstanding Loan Amount. The records maintained by the Lender of the amounts of the Loan advanced to the Borrower in connection with this Agreement, the amount of Advance of the Loan which are outstanding from time to time and the amount of interest and other fees and costs payable and paid under this Agreement, absent manifest error, shall constitute prima facie proof thereof in any legal proceedings or action in respect of this Agreement.

3.2	Principal Repayment

Commencing in the month immediately following the date of the Advance of the Loan, the Loan is repayable in (i) twelve (12) monthly interest only payments of ONE HUNDRED AND SIXTY THOUSAND SEVEN HUNDRED AND EIGHT DOLLARS AND THIRTY-THREE CENTS ($160,708.33), followed by (ii) ninety-six (96) equal consecutive blended monthly instalments of principal and interest for the ninety-six (96) months payable in the amount of THREE HUNDRED AND NINETY THOUSAND THREE HUNDRED AND FORTY FIVE DOLLARS AND SEVENTY-ONE CENTS ($390,345.71), in each case on the fifteenth (15th) day of each month, together with a final payment on the final month equal to the full amount of the Loan principal outstanding plus all unpaid interest and expenses payable on the Maturity Date.  Interest payable pursuant to this Section 3.2 has been calculated in accordance with Section 3.7(b).

3.3	Conditions Precedent

The following conditions precedent shall be satisfied to the Lender’s sole discretion prior to the Closing:

(a)

The Security shall be executed by the Obligors and, where applicable, in registerable form, and all registrations and other actions required to fully perfect and maintain the priority of the Security shall have been successfully completed to the satisfaction of the Lender’s counsel.

(b)	The Lender must have received evidence that the acquisition of the Borrower in accordance with the Acquisition Agreement will be completed within one (1) Business Day of the date of the Advance.
(c)	The Lender must have received evidence that all Debt of the Obligors not forming part of the Permitted Debt has been paid and performed in full or will be concurrently with the Advance.
(d)

The Lender must have received all statements, postponements and acknowledgements that are required in respect of other Liens affecting the Property of the Obligors to confirm that those Liens are Permitted Liens.

(e)	The Lender must have received a copy of each of the Intercreditor Agreements, duly executed by the B of A Borrowers, the Obligors, the Agent, Alcentra and Triangle, as applicable.
(f)	The Lender must have received a copy of the Escrow Agreement, duly executed by the Agent, Alcentra, Triangle, the Parent, Radiant Global Logistics Ltd. and Equity Financial Trust Company.
(g)	The Lender must have received a copy of the Depositary Agreement, duly executed by the Borrower, the Parent, Radiant Global Logistics Ltd. and Equity Financial Trust Company, as depositary;
(h)	Legal opinions shall be issued by counsel for the Borrower and each Guarantor opining:
(i)	as to the existence and good standing of the Borrower and such Guarantor;
(ii)	as to the due authorization, execution, delivery, enforceability of the Loan Documents with respect to the Borrower and such Guarantor; and
(iii)	as to such other matters as the Lender and the Lender’s counsel reasonably may specify.
(i)

Current searches for the Borrower and for each Guarantor in those jurisdictions set out in Schedule “C” together with all subordinations, acknowledgements, releases and discharges to ensure the first priority position of the Security on the real and personal Property of the Borrower (subject to Permitted Liens and the terms of the Agent Intercreditor Agreement) shall have been completed and received.

(j)

Evidence of assignments of insurance as required by this Agreement, and conforming in all respects to the requirements of the Lender shall have been delivered, including a report addressed to the Lender from an insurance consultant appointed by the Lender reviewing the adequacy of insurance and evidence it is in full force and effect.

(k)

A certificate of status or similar certificate for each Obligor from the applicable Governmental Authority, dated not earlier than (i) the Closing, in the case of the Canadian Obligors and (ii) thirty (30) days prior to the Closing, in the case of the U.S. Obligors, shall have been delivered to the Lender.

(l)

An officer’s certificate for each Obligor in the required form of the Lender shall have been delivered, attaching (i) copies of the Constating Documents of the Obligor, together with a certificate of the Obligor certifying that its Constating Documents are all of its Constating Documents and that such Constating Documents have not been amended; (ii) resolutions of the directors and/or shareholders of each Obligor, confirming that it has been authorized to execute, deliver and perform its obligations under this Agreement and the Loan Documents to which it is a party; and (iii) incumbency material.

(m)	Such financial information in connection or in respect of the Obligors as may be required by the Lender, shall have been provided.
(n)	[intentionally omitted]
(o)	[intentionally omitted]
(p)	The Borrower will have delivered to the Lender a written draw notice not less than ten (10) Business Days prior to the requested draw date, together with a direction re: funds.
(q)	There will be no Default or Event of Default or default under any other Loan Document.
(r)	There shall be no Material Adverse Change in any Obligor’s business or financial conditions since credit approval of the Loan.
(s)

The Obligors will provide a certificate certifying that no Event of Default of this Agreement has occurred and is continuing and that all representations and warranties shall be true and correct on and as of the date of Advance.

(t)

The Borrower will have delivered to the Lender (1) unaudited interim consolidated financial statements for the Radiant Group for the month ended February 28, 2015 and for the eight month period ended February 28, 2015, and (2) unaudited interim consolidated financial statements for the Wheels Group for the month ended January 31, 2015.

(u)	The Lender shall have received, and reviewed, agreements for any remaining subordinated indebtedness, mezzanine debt, equity or subordinated debt, including the Alcentra/Triangle Debt.
(v)

The Borrower will have provided evidence that any applicable third party fees and expenses relating to completion of the loan transaction documented by this Agreement, including that of insurance consultants, legal counsel, and as to the conduct of due diligence, have been paid for, or provided for and payment will be made on a timely basis.

(w)

The Lender shall be satisfied that the proceeds of the Loan to be advanced shall be used solely for the purpose of (i) repaying Debt owing by the Obligors to Bank of Montreal in the amount set forth in the Escrow Agreement, (ii) the remainder to finance Radiant Global Logistics Ltd.’s acquisition of the Borrower in accordance with the Acquisition Agreement and to fund working capital of the Borrower.

(x)	All Taxes due and payable which relate to the property shall be paid by the Borrower.
(y)	Such other documents or items as the Lender, or its counsel, reasonably may require shall be delivered to the Lender.
3.4	Compliance with the Interest Act (Canada)

For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever interest to be paid under this agreement is to be calculated using a rate based on a period of time that is less than a calendar year, such rate determined pursuant to such calculation- when expressed as an annual rate, is equivalent to the stated rate multiplied by the actual number of days in the calendar year in which the period for which such interest is payable ends, and divided by the number of days used in such period of time.

3.5	Nominal Rate of Interest

The parties acknowledge and agree that all calculations of interest under this Agreement and the documents related thereto are to be made on the basis of the nominal interest rate described herein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest.  The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

3.6	Criminal Rate of Interest

Notwithstanding the foregoing provisions of this Article 3, the Borrower shall in no event be obliged to make any payments of interest or other amounts payable to the Lender hereunder in excess of an amount or rate which would be prohibited by law or would result in the receipt by the Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)).

3.7	Interest Calculation
(a)	Interest: The principal amount outstanding from time to time hereunder, as to the Loan, shall bear interest at a rate of 6.65%.
(b)

Interest shall be calculated and payable monthly on the daily outstanding principal, and shall accrue both after and before maturity, default and judgment, with interest on overdue interest at the same rate computed from the date of each Advance calculated and payable monthly, in arrears, by 1:00 p.m. (EST) on the fifteenth (15th) day of each and every month in each and every year during the term commencing on the 15th day of the month next following the date of the Advance.

3.8	Increased Costs, Capital Adequacy, etc.
(a)	If any change in Applicable Law:
(i)

subjects the Lender to any cost or Tax or changes the basis of Taxation of payments due to the Lender or increases any existing cost or Tax on payments of principal, interest or other amounts payable by the Borrower to the Lender under this Agreement (except for increased Taxes on the overall net income, assets or capital of the Lender);

(ii)

imposes, modifies or deems applicable any reserve, special deposit, regulatory or similar requirement against assets held by, or deposits in or for the account of, or loans by, or commitments of, or any other acquisition of funds for loans by, the Lender or any drafts accepted by the Lender;

(iii)	imposes on the Lender a change in the manner in which the Lender is required to allocate capital resources to its obligations under this Agreement; or
(iv)	imposes on the Lender any other cost, Tax or condition with respect to this Agreement,

and the result of (i), (ii), (iii) or (iv) is, in the determination of the Lender, acting reasonably, to increase the cost to the Lender, or to impose a liability on or to reduce the income or return receivable by the Lender in respect of this Agreement, the Borrower shall pay to the Lender that amount which indemnifies the Lender for such additional cost, liability or reduction in income or return (“Additional Compensation”).  Upon the Lender having determined that it is entitled to Additional Compensation, it shall within ten (10) Business Days of becoming aware of such Additional Compensation promptly notify the Borrower.  A certificate by a duly authorized officer of the Lender setting forth the amount of the Additional Compensation and the basis for it shall be prima facie evidence, in the absence of manifest error, of the amount of the Additional Compensation.  The Additional Compensation shall accrue from the date of delivery of the certificate to the Borrower.  If the Lender subsequently recovers all or a part thereof, it will repay an amount equal to such recovery to the Borrower.  For greater certainty, it is acknowledged that, if such increased cost, liability or reduction in income or return is also applicable, in part, to dealings between the Lender and its other customers, the obligation of the Borrower under this section to provide compensation therefor will not arise unless the Lender, as a general practice, also requires compensation therefor from such other customers and will not exceed the amount that is directly proportionate to the extent to which such increased costs, liabilities or reductions in income or return are attributable to the Borrower and the Loan made by the Lender hereunder.

(b)

If the Lender notifies the Borrower that Additional Compensation is owed to the Lender pursuant to Section 3.8(a), the Borrower shall have the right to make payment in full to the Lender in respect of the Loan within 30 days of the date specified of such notice, together with all unpaid interest accrued thereon to the date of repayment and all other reasonable expenses incurred in connection with the termination, together with the Accelerated Amount provided that in such circumstances the Additional Compensation shall not be payable as to any period of time after such repayment.

3.9	Taxes

The following shall apply as to Taxes payable:

(a)

Any and all payments by or on account of any obligation of the Obligors hereunder shall be made free and clear of and without deduction for any Taxes; provided that if the Obligor(s) shall be required to deduct any Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Obligor(s) shall make such deductions and (iii) the applicable Obligor(s) shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)	In addition, the Borrower shall pay any such Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)

The Obligors shall jointly and severally indemnify the Lender, within 10 days after written demand therefor, for the full amount of any such Taxes paid by the Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender, shall be prima facie evidence absent manifest error.

(d)

As soon as practicable after any payment of any such Taxes by the Obligors to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

3.10	Prepayment
(a)

Voluntary Prepayment.  Subject to the terms of the Agent Intercreditor Agreement, the Borrower is permitted to prepay the Loan in whole, but not in part, at any time, provided that the Borrower gives to the Lender thirty (30) days’ prior written notice, and at the time the Borrower makes prepayment pursuant to this section, the Borrower shall also pay to the Lender the Interest Rate Differential, if any and if positive.

(b)

Mandatory Prepayment.  Subject to the terms of the Agent Intercreditor Agreement, in the event that the Borrower makes any mandatory prepayment under the Loan, whether in an Event of Default, on demand, or recalculation or otherwise, the Borrower shall pay to the Lender Lender the Interest Rate Differential, if any and if positive.

3.11	Place and Manner of Payment

The Borrower shall pay to the Lender, the principal and interest due at or before 1:00 p.m. on the date on which such principal and interest is due at 70 University Avenue, Suite 1200, Toronto, Ontario, or such other address as the Lender may advise from time to time by preauthorized chequing authority, and the Borrower will enter into any agreement and issue any payment instruction required to make payment on a direct pre-authorized debit from the Borrower’s account basis.  The receipt of funds shall satisfy and discharge the liability for the principal and interest to the extent of the sums represented thereby, unless such payment shall for any reason be reversed, stopped or otherwise not made as full and final, in which case the payment will be replaced immediately on notice from the Lender.

3.12	No Set-Off

The obligations of the Borrower to make all payments of principal and interest and all other amounts due hereunder shall be absolute and unconditional, and shall not be affected by any circumstance, including without limitation, any set-off, compensation, counter-claim, recoupment, defence or other right which the Borrower, any Guarantor or any other Person may have against the Lender or anyone else for any reason whatsoever.

3.13	Interest on Overdue Amounts

If the Borrower fails to pay any installment of interest or principal on the date on which the same is due, the Borrower shall pay interest on such overdue amount at the rate of interest under this Agreement then in effect. At any time, upon and during the continuance of a default in the payment of any other amount (other than principal and interest) due under this Agreement or any of the other Loan Documents, the Borrower and the Guarantors shall pay interest on such overdue amount (which overdue amount, for greater certainty, shall not include overdue principal or interest) at a rate per annum equal to the applicable rate of interest under this Agreement then in effect plus 2%.  Interest on overdue amounts shall be payable on demand and shall be calculated on a daily basis and compounded monthly from the date such amount becomes due and payable and for so long as such amount remains unpaid and on the basis of a year of 365 days.  All interest provided for in this Agreement shall be payable both before and after maturity, default and judgment.

3.14	Fee

A commitment fee will be paid by the Borrower to the Lender of one percent (1%) of the principal amount of the Loan or $290,000.00, of which $87,000.00 has been paid to date with the balance to be paid at on the date of the Advance.

ARTICLE 4
SECURITY

4.1	Security
(a)

To secure the due and punctual payment of the Indebtedness, and to secure the due and punctual performance of the Borrower’s other obligations and covenants hereunder, the Borrower and the Guarantors shall execute and deliver, or cause to be executed and delivered to or assigned in favour of, the Security to the Lender.

(b)

The security includes the following documents and instruments in favour of the Lender, all in form and substance satisfactory to the Lender and subject only to Permitted Liens and the Intercreditor Agreements:

(i)

security over all present and future Property of each Obligor in the form of a general security agreement, (each, a “Security Agreement”) constituting  a first-priority Lien over such Property subject only to Permitted Liens, and other documents appropriate for the type of Property and the jurisdictions in which Property is located;

(ii)	an assignment by way of security of all Intellectual Property licensed by the Obligors from time to time;
(iii)

an assignment of all risks, fire and extended coverage insurance on all Property to the full insurable value and in any event not less than the principal amount of the Loan from time to time outstanding with losses payable to the Lender and a standard mortgage clause on an Insurance Bureau of Canada form; and

(iv)

unconditional guarantees and indemnities by each of the Obligors (excluding the Borrower) of the Indebtedness and all other debts, liabilities and obligations of the Borrower to the Lender, which shall be unlimited.

(c)

If at any time the Borrower owns, establishes or acquires a Subsidiary that is wholly owned by the Borrower directly or indirectly, the Borrower shall immediately cause that Subsidiary to become an Obligor, adopt this Agreement by delivering an agreement in the form of Schedule “E” so as to be bound by all of the terms applicable to Obligors as if it had executed this Agreement as an Obligor, and deliver a guarantee and indemnity and other security documents required to comply with Section 4.1(b), which shall become part of the Security. For the purposes of this Agreement, “wholly-owned” shall include any Subsidiary that is wholly-owned except for equity interests required by Applicable Law to be held by directors of the Subsidiary.

(d)

Each Obligor shall, immediately on the acquisition of any Intellectual Property (other than Intellectual Property assumed or licensed by such Obligor in the Ordinary Course of Business from third parties and not created or developed by such Obligor), grant to the Lender a security interest in that Intellectual Property as part of the Security and cause the delivery of legal opinions and other supporting documents reasonably required by the Lender.

(e)

Each Obligor shall, within thirty (30) days of the acquisition of any real Property by such Obligor, grant to the Lender a Lien on such real Property and cause the delivery of legal opinions and other supporting documents reasonably required by the Lender.

(f)	In order to perfect the Security and in connection with the delivery of any Security, the Obligors shall, in consultation with the Lender, and as directed by the Lender in the case of any uncertainty:
(i)

concurrently with the execution of any document forming part of the Security, arrange to register, file or record the document, notice thereof and/or, if applicable, financing statements or other prescribed statements in respect of the document, obtain agreements of other persons and take other actions, as may be necessary or desirable in perfecting, preserving or protecting the Security, wherever such registration, filing, recording, agreement or other action may be necessary or desirable;

(ii)

whenever necessary or desirable, including in the circumstances contemplated in Sections 5.4(k) and 5.4(l), arrange to renew or amend existing registrations, filings and recordings and make additional registrations, filings and recordings and take other actions as are necessary or desirable to maintain the perfection of the Security and to ensure it remains as valid and effective with the priority required by this Agreement and the Agent Intercreditor Agreement; and

(iii)

cause documents, including opinions of counsel and other supporting documents satisfactory to the Lender, to be delivered to the Lender evidencing the action taken and confirming that the provisions of this Section have been complied with.

(g)

Nothing in this Section 4.1 that contemplates the Obligors owning, establishing, acquiring or transferring Property or Subsidiaries shall in any way modify any restriction on doing so elsewhere in this Agreement.

4.2	Agent Intercreditor Agreement

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, (a) any reference in this Agreement or any other Loan Document to “first priority lien” or words of similar effect in describing the Liens created hereunder or under any other Loan Document shall be understood to refer to such priority as set forth in the Agent Intercreditor Agreement and (b) in the event of any conflict between the express terms and conditions of this Agreement or any other Loan Document, on the one hand, and of the Agent Intercreditor Agreement, on the other hand, the terms and provisions of the Agent Intercreditor Agreement shall control.

4.3	Discharge

Once the Borrower has satisfied all of its obligations hereunder, the Lender shall, at the written request, and at the expense, of the Borrower, release and discharge all charges and Liens under the Security, and execute and deliver to the Borrower and each Guarantor such deeds or other instruments as shall be required to release and discharge the charges and Liens thereof.

4.4	Expropriation of Property
(a)

If any Obligor receives notice that any part of its Property or assets included in the Collateral has been, or is to be, expropriated or taken by similar proceedings, the Borrower shall forthwith deliver to the Lender a written notice setting out particulars of the expropriation.  The Borrower shall, within five (5) Business Days of receipt by the Obligors of the proceeds payable in respect of such expropriation or taking,prepay (by payment to the Lender) the Loan as follows:

(i)

firstly, in payment of, or reimbursement to the Lender of, the expenses, disbursements, Interest Rate Differential, and advances of the Lender (including any legal fees with respect thereto, on a solicitor and client basis) incurred or made in connection with the prepayment;

(ii)

secondly, in payment of interest on overdue interest, interest and principal included in the Indebtedness, in that order of priority, and in the case of accrued and unpaid interest in reverse order of maturity; and

(iii)	the surplus, if any, shall be paid to the Borrower or its assigns.
4.5	Grant of Security Interest – US Obligors
(a)

To secure the prompt payment and performance of:  (a) all Indebtedness, each US Obligor hereby grants to Lender a continuing security interest in and Lien upon all Property of such US Onligor, including all of the following Property of such US Obligor, whether now owned or hereafter acquired, and wherever located, subject in all cases to the Agent Intercreditor Agreement:

(i)	all Accounts;
(ii)	all Chattel Paper, including electronic chattel paper;
(iii)	all Commercial Tort Claims;
(iv)	all Deposit Accounts;
(v)	all Documents;
(vi)	all General Intangibles, including Intellectual Property;
(vii)	all Goods, including Inventory, Equipment and fixtures;
(viii)	all Instruments;
(ix)	all Investment Property;
(x)	all Letter-of-Credit Rights;
(xi)	all Supporting Obligations;

(xii)	all monies, whether or not in the possession or under the control of Lender or a bailee or Affiliate of Lender, including any Cash Collateral;
(xiii)

all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(xiv)	all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
(b)	Lien on Deposit Accounts; Cash Collateral.
(i)

Deposit Accounts.  To further secure the prompt payment and performance of:  (a) all Indebtedness of each US Obligor, each US Obligor hereby grants to the Lender a continuing security interest in and Lien on all amounts credited to any Deposit Account of such US Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept.  Each US Obligor hereby authorizes and directs each bank or other depository to deliver to the Lender, upon request, all balances in any Deposit Account maintained by such US Obligor, without inquiry into the authority or right of the Lender to make such request.

(ii)

Cash Collateral.  Any Cash Collateral may be invested, at the Lender’s discretion (and with the consent of the US Obligor, as long as no Event of Default exists), but the Lender shall have no duty to do so, regardless of any agreement or course of dealing with any US Obligor, and shall have no responsibility for any investment or loss.  To further secure the prompt payment and performance of all Indebtedness of the US Obligor the US Obligor hereby grants to the Lender a continuing security interest in and Lien on all Cash Collateral held from time to time and all proceeds thereof, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere.  The Lender may apply Cash Collateral to the payment of any Indebtedness in such order as the Lender may elect, as they become due and payable.

(c)

Lien on Real Estate.  If any US Obligor acquires any real property, such US Obligor shall, within 30 days, execute, deliver and record a mortgage sufficient to create a first priority Lien in favor of the Lender on such real property.

(d)	Other Collateral.
(i)

Commercial Tort Claims.  Each US Obligor shall promptly notify the Lender in writing if the US Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000), shall take such actions as the Lender deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of the Lender.

(ii)

Certain After-Acquired Collateral.  Each US Obligor shall promptly notify the Lender in writing if, after the Closing, such US Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property (other than “shrink wrap”, “click wrap” or “off the shelf” software licensed in the ordinary course of business from third parties and not created or developed by any US Obligor), Investment Property or Letter-of-Credit Rights and, upon the Lender’s request, shall promptly take such actions as The Lender deems appropriate to effect the Lender’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession or control agreement.  If any Collateral is in the possession of a third party, at the Lender’s request, each US Obligor Guarantor shall obtain an acknowledgment that such third party holds the Collateral for the benefit of the Lender.

(e)

No Assumption of Liability.  The Lien on Collateral granted hereunder is given as security only and shall not subject the Lender to, or in any way modify, any obligation or liability of any US Obligor relating to any Collateral.

(f)

Further Assurances; Extent of Liens.  All Liens granted to the Lender hereunder are for the benefit of the Lender.  Promptly upon request, each US Obligor shall deliver such instruments and agreements, and shall take such actions, as the Lender deems appropriate to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.  Each US Obligor authorizes the Lender to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such US Obligor, or words to similar effect, and ratifies any action taken by the Lender before the Closing to effect or perfect its Lien on any Collateral.

(g)	Certain Definitions. Capitalized terms not otherwise defined in this Section 4.5 shall have the meaning ascribed to such terms in the UCC in effect in the applicable jurisdiction in the United States.

ARTICLE 5
COVENANTS

5.1	Financial Covenants
(a)	The Obligors, on a consolidated basis, shall maintain a Debt Service Coverage Ratio of not less than 1.20 to 1 from the date of the Advance until the Indebtedness is paid in full.
(b)	The Obligors, on a consolidated basis, shall maintain a Senior Debt to EBITDA Ratio of not more than 3.0 to 1 from the date of the Advance until the Indebtedness is paid in full.
(c)

As long as the Indebtedness is outstanding, Obligors shall maintain a Fixed Charge Coverage Ratio, measured on a trailing twelve (12) month basis, of at least 1.1 to 1.0 as of (a) the end of the last month immediately preceding the occurrence of any Trigger Period for which financial statements have most recently been delivered pursuant to Section 5.3(a) of this Agreement, and (b) the end of each month for which financial statements are delivered pursuant to Section 5.3(a) of this Agreement during any Trigger Period.

5.2	Positive Covenants

Each Obligor shall perform the covenants specified in this Section 5.2.

(a)

Payment of Indebtedness.  It shall duly and punctually pay its Indebtedness, either as Borrower or in accordance with any guarantee or indemnity made by it, at the times and places and in the manner required by the terms of the Loan Documents.

(b)

Debt Service Reserve Account.  The Borrower agrees to keep a portion of the proceeds of the Loan in an amount equal to a minimum of five (5) months interest in a debt service reserve account to be controlled by the Lender.

(c)	Use of Proceeds of Loan. In the case of the Borrower, it shall use proceeds of the Loan solely for the purposes set out in Section 3.3(w).
(d)	Maintenance of Existence and Status. Subject to Section 5.4(j), it shall maintain its existence and maintain its qualification to do business in all jurisdictions where it carries on business.
(e)	Operation of Business.
(i)	It shall keep proper books of accounts and record.
(ii)

It shall at all times comply in all Material respects with all Applicable Laws, by-laws, regulations and orders, including, without limitation, Environmental Laws and laws relating to health and safety, and specifically including therewith the licences, Permits and Material Contracts.  The Borrower and each Guarantor will carry on its business in a proper and efficient manner, and will keep or cause to be kept proper books of account, and make or cause to be made therein true and faithful entries of all material dealings and transactions in relation to its business, and will at all times abide by all Applicable Laws, by-laws, regulations and orders regarding the operation of its business.

(iii)

It shall maintain in good standing and shall obtain, as and when required, all Permits and Contracts that it requires to permit it to acquire, own, operate and maintain its business and Property and perform its obligations under the Loan Documents to which it is or will be a party.

(f)

Inspection.  It shall from time to time, during business hours and with at least 48 hours prior written notice to the Obligor unless a Default has occurred and is continuing, permit representatives of the Lender to inspect any of its Property and to examine and take copies of extracts from its financial books, accounts and records, including accounts and records stored in computer data banks and computer software systems, and to discuss its financial condition with its senior officers and (in the presence of those of its representatives as it may designate) its auditors, the reasonable expense of not more than one of which per calendar year shall be paid by the Obligors.

(g)

Insurance.  It shall maintain or cause to be maintained, and shall provide the Lender annually or more often if requested with evidence of, insurance in respect of its Property and business underwritten with reputable insurance companies, with minimum terms and conditions as required by the Agent pursuant to the terms of the B of A Loan Agreement and as follows.

(i)

all property and business interruption policies of insurance must name the Lender as first mortgagee and loss payee, subject to prior ranking rights of any other relevant creditors permitted under this Agreement, and liability insurance policies must name the Lender as an additional insured;

(ii)	certificates evidencing the requirements described in paragraph (i) above must be delivered to the Lender within two (2) Business Days after the Closing;
(iii)

all policies must provide the Lender with at least 30 days’ prior written notice of cancellation and all property and boiler and machinery policies must contain a standard mortgage clause in favour of the Lender;

(iv)

the Borrower shall deliver, to the Lender, within ten (10) days or such shorter period of time as is reasonable given market conditions prior to the expiry of any insurance policy required hereby, a renewal receipt, binder or new policy replacing such expiring insurance policy, or otherwise satisfy the Lender that such insurance has been renewed; and

(h)	Taxes and Withholdings.
(i)

It shall pay all Taxes as they become due and payable unless they are being contested in good faith by appropriate proceedings and it has made adequate provision for payment of the contested amount and it shall provide evidence of the provision for the contested amount that the Lender requires.

(ii)

It shall withhold from each payment made to any of its past or present employees, officers or directors, and to any non-resident of the country in which it is resident, the amount of all Taxes and other deductions required to be withheld and pay the amount withheld to the proper Tax or other receiving officers within the time required under any Applicable Law.

(iii)

It shall collect from all Persons the amount of all Taxes required to be collected from them and remit the amount collected to the proper Tax or other receiving officers within the time required under any Applicable Law.

(i)

Pension and Other Plans.  It shall perform all of its obligations under and in respect of each Employee Plan and Statutory Plan and shall remit or pay all payments, contributions and premiums that it is required to remit or pay to or in respect of each Employee Plan and Statutory Plan, all in a timely way in accordance with the terms of the applicable plan and all Applicable Law.

(j)

Hazardous Materials.  It shall observe and comply at all times and in all material respects with the provisions of all Applicable Laws relating to Hazardous Materials and shall provide evidence of ongoing compliance with those Applicable Laws that the Lender requires, acting reasonably, from time to time.

(k)

Know Your Client Matters.  It shall promptly provide all information, including information concerning its direct and indirect holders of equity interests and other Persons exercising Control over it, and its and their respective directors and officers, and including supporting documentation and other evidence, as may reasonably be requested by the Lender or any prospective assignee or participant of the Lender, in order to comply with the requesting person’s policies and procedures relating to Applicable Law regarding anti-money laundering, anti-terrorist financing, government sanction and “know your client” matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

(l)

Maintenance of Title and Security.  The Obligors will at all times maintain good title to their Property, subject only to Permitted Liens and the disposition of assets permitted by the terms hereunder, and, in connection therewith, will take all steps as are reasonably required to maintain the validity and perfection of the Security and the first ranking priority thereof, subject only to Permitted Liens and the terms of the Agent Intercreditor Agreement.

(m)

Payment of Costs and Expenses.  The Obligors will pay or reimburse the Lender and its agent for all reasonable costs, charges and expenses (including travel expenses, independent engineering fees, legal fees and disbursements on a solicitor and his own client basis) of or incurred by the Lender in connection with the completion of the loan transaction provided for in this Agreement and the Security taken in pursuance hereof, including all reasonable costs of title examination, compensation of solicitors and other advisors as required, and all costs, charges and expenses of the Lender in connection with the preparation and registration of any further security or agreements required as further assurances or as a consequence of amendment or renewal, the Lender receiving advice from time to time in connection with this Agreement including relating to the recovery or enforcement of repayment of the Indebtedness or any part thereof, or in connection with the enforcement or realization of any such Security.

(n)

To Repair.  Except for technological, economic or energy obsolescence of machinery, equipment and related assets in the ordinary course and the loss of use of which would be without Material Adverse Effect, it will at all times repair and keep in repair and good order and condition, or cause to be so repaired and kept in good order and condition, all buildings, erections, machinery and plant used in or in connection with its business, up to modern standards of usage, and replace or cause to be renewed and replaced all and any of the same which may become worn, dilapidated, unserviceable, or destroyed, and at all reasonable times, within normal business hours, following reasonable notice to the Borrower, will allow the Lender or its duly authorized agent access to the Collateral in order to view the state and condition of the same.

(o)

Capital Raise.  The Obligors hereby covenant to use commercially reasonable efforts raise at least Twenty Million Dollars ($20,000,000) of additional equity within twelve (12) months of the Closing of this Loan subject to market conditions or to receive an extension or waiver of this requirement from the Lender before the first anniversary date of the Closing.  In no event shall the failure of the Radiant Global Logistics Ltd. to raise such additional equity be deemed an Event of Default.

(p)

Dissolution of Inactive Subsidiaries.  Within 60 days of the date hereof (or such longer period as agreed to by the Lender in its sole discretion), Borrower shall have provided evidence to the Lender, in form and substance satisfactory to the Lender, that each of the Inactive Subsidiaries has been dissolved.

(q)

Discharge of Liens.  Within 30 days of the date hereof (or such longer period as agreed to by the Lender in its sole discretion), the Obligors shall arrange for discharge of: Ontario PPSA registration number 630445563 against Wheels International Inc. (predecessor entity to the Borrower) in favor of Hewlett-Packard Financial Services Canada Company; Ontario PPSA registration number 614618271 against Wheels International Freight Systems Inc. (predecessor entity to the Borrower) in favor of Dell Financial Services Canada Limited; and British Columbia PPSA registration number 314371C against Wheels International Freight Systems Inc. (predecessor entity to the Borrower) in favor of Dell Financial Services Canada Limited, in each case in form and substance satisfactory to the Lender.

(r)

Further Assurances.  At any and all times it will do, execute, acknowledge, deliver, file and register, or will cause to be done, executed, acknowledged, delivered, filed and registered all and every such further acts, deeds, conveyances, mortgages, transfers and assurances as the Lender shall reasonably require for the purpose of giving effect to this Agreement and shall pay, forthwith, the reasonable costs and expenses of the Lender in connection therewith.

(s)

Indemnity.  The Obligors shall, jointly and severally, indemnify the Lender and each director, officer, consultant and advisor thereof against all suits, actions, proceedings, claims, losses (other than loss of profits), expenses (including reasonable fees, charges and disbursements of counsel), damages and liabilities (each, a “Claim”) that the Lender may sustain or incur as a consequence of (a) any default by any Obligor under this Agreement or any other document, or (b) any misrepresentation any Obligor contained in any writing delivered to the Lender in connection with this Agreement, or (c) the Lender entering into this Agreement, or (d) the use of proceeds of the Loan by the Borrower, or (e) the operations of any Obligor, except that no indemnified Person will be indemnified for any Claim resulting from its own negligence or wilful misconduct.  The obligations of each Obligor under this section are absolute and unconditional and shall not be affected by any act, omission or circumstance whatsoever, whether or not occasioned by the fault of the Lender, except in respect of negligence or wilful misconduct by it or any Indemnified Person.  The indemnity obligations of each Obligor under this section shall survive the repayment of the Loan and the termination of this Agreement.

5.3	Financial Reporting and Notice Requirements
(a)

Periodic Financial Reports.  The Borrower shall deliver or cause the delivery of the financial and other reports as and when required to be delivered to the Agent pursuant to the terms of the B of A Loan Agreement and the following:

(i)

As soon as practicable and in any event within 45 days of the end of each of its fiscal quarters (including the fourth quarter), a certificate of compliance signed by the chief financial officer of the Borrower and Guarantors, setting out, with calculations appended, basis for compliance with the financial covenants required under the terms of this Agreement in the form as may be requested by the Lender from the Borrower from time to time and verifying payment of all source deductions required by Applicable Law, including employee income Tax, Canada Pension Plan, employment insurance premiums, confirming that the same is paid to current status, confirming that there are no principal or interest arrears as to the Loan; that all property Taxes are paid and current and that the Borrower is in compliance with all conditions of all funded debt including the Loan.

(ii)	The Borrower shall promptly provide all other information reasonably requested by the Lender from time to time concerning the business, financial condition and Property of the Obligors.

(b)	Requirements for Notice.
(i)

The Borrower shall promptly notify the Lender on learning of any Default or Event of Default, and shall from time to time provide the Lender with all information reasonably requested by the Lender concerning the status of such Default or Event of Default.

(ii)

The Borrower shall promptly notify the Lender on learning of any Material Dispute affecting any Obligor, and of any other circumstance affecting any Obligor, the result of which has had or could reasonably be expected to have a Material Adverse Effect, and shall from time to time provide the Lender with all information reasonably requested by the Lender concerning the status of the Dispute or circumstance.

(iii)	The Borrower shall inform the Lender in writing of each:
(A)	environmental problem which causes a Material Adverse Effect on it or any of its Property upon becoming aware of such problem; and
(B)

Dispute commenced against any Obligor with respect to any environmental matter which may cause a Material Adverse Effect on it or any of its Property, promptly upon it becoming aware of the commencement of Dispute, and will specifically:

(I)	Establish and maintain procedures for monitoring its continued compliance with applicable Environmental Laws, which procedures shall include periodic reviews of such compliance.
(II)

If it (i) receives written notice that any Material violation of any Environmental Law may have been committed or is about to be committed by it, (ii) receives written notice that any administrative or judicial complaint or order has been filed or is about to be filed against it alleging Material violations of any Environmental Law or requiring it to take any action of a Material nature in connection with the release of Hazardous Materials into the environment, or (iii) receives any written notice from a Governmental Authority or other Person alleging that it may be liable or responsible for costs in a Material amount associated with a response to or clean-up of a release of a Hazardous Material into the environment or any damages caused thereby, it shall provide the Lender with a copy of such notice within 10 Business Days of the its receipt thereof.  It shall also provide to the Lender, as soon as practicable after it becomes available, a copy of any environmental site assessment or audit report, if any, required to be submitted to any Governmental Authority.  If any such assessment or report estimates the cost of any clean-up or remedial action required by such Governmental Authority, it shall provide evidence satisfactory to the Lender of disbursements made from time to time to effect such clean-up or remedial action within such time as may be prescribed by such Governmental Authority.

(iv)

If at any time or from time to time, it desires to remove assets which comprise part or all of the Collateral to any jurisdiction other than a jurisdiction in which the Security is validly registered to create a charge on that Property, it will give the Lender twenty (20) days’ notice thereof, accompanied by a full description of such assets and the proposed situs thereof, and shall deliver, prior to the removal of such assets, such documents and instruments filed or registered pursuant to Applicable Law, if required, as may be necessary to preserve and perfect the Lender’s Liens therein in such other jurisdiction in a form and content satisfactory to the Lender and its counsel, and shall pay all legal and registration costs in connection therewith.  The Lender may require, at its discretion, an opinion from Borrower’s counsel as to the validity and perfection of the Lender’s Liens in such jurisdiction.

(v)

The Borrower will give the Lender prompt written notice of any Material Adverse Change in the business or condition of the Borrower or any Guarantor, financial or otherwise, or of any Material loss, destruction or damage of or to any Property of the Borrower or any Guarantor, including notice of any Material demand upon, or Material change in the terms and conditions governing, the B of A Debt.

(vi)	The Borrower shall promptly give notice to the Lender of any change in its or any Guarantor’s auditors and the reasons for the change.

5.4	Negative Covenants

No Obligor shall do any of the things specified in this Section 5.4, unless otherwise approved by the Lender, acting reasonably.

(a)	Liens
(i)	No Obligor shall create, incur, assume, cause or permit any Lien upon or in respect of any of its Property, except for Permitted Liens.
(ii)	No Obligor shall do or permit anything to adversely affect the ranking or validity of the Security except by incurring a Permitted Lien.
(b)	Debt and Payments of Debt
(i)	No Obligor shall create, incur, assume or permit the existence of any Debt except Permitted Debt.
(ii)	No Obligor shall prepay, redeem, defease, repurchase or otherwise acquire any of its Debt, or make other payments in respect of any of its Debt, except for:
(A)	the Indebtedness;
(B)	other Debt owing to the Lender;
(C)	other Debt expressly consented to by the Lender, to the extent permitted under the terms of the Lender’s consent; and
(D)	payments on the B of A Debt and the Alcentra/Triangle Debt on the terms and conditions provided for in the Intercreditor Agreements.
(c)	Restriction on Corporate Distribution. No Obligor shall make or declare any Distribution unless such Distribution is permitted in accordance with Section 10.2.4 of the B of A Loan Agreement.
(d)	Financial Assistance. No Obligor shall make any loans or other advances of money to any Person, except in accordance with Section 10.2.7 of the BofA Loan Agreement.
(e)	[intentionally omitted]
(f)

Acquisition of Property.  No Obligor shall acquire any Property any Person (including any Equity Interests) outside of the Ordinary Course of Business, or agree to do so, except for Property acquired through a Permitted Acquisition.

(g)	Subsidiaries and Equity Interests. No Obligor shall have any Subsidiaries or hold or acquire Equity Interests of any other Person except:
(i)	the Equity Interests in any other Person that it owns as at the date of this Agreement;
(ii)

Equity Interests of a Subsidiary that is wholly-owned by the Borrower, directly or indirectly, that is newly established after the date of this Agreement and has no Material Property at the time it is established;

(iii)

any Equity Interest or Subsidiary acquired through a Permitted Acquisition or resulting from any merger, amalgamation, consolidation, corporate reorganization or other transaction among Obligors permitted under Section 5.4(j); and

(iv)	upon compliance with Section 10.1.9 of the B of A Loan Agreement.
(h)

Dispositions of Property.  No Obligor shall sell, lease, sell and lease-back or otherwise dispose of any of its Property or any rights or interests in its Property or agree to do so except as permitted in accordance with Section 10.26 of the B of A Loan Agreement.

(i)	Business. No Obligor shall carry on any business except the business as carried on by the Obligors on the Closing and any activities incidental thereto.
(j)

Mergers and Dissolutions.    Except in connection with the Post-Closing Reorganization, no Obligor shall change its tax, charter or other organizational identification number; change its form or state of organization; change its Constating Documents; liquidate, wind up its affairs or dissolve itself; or merge, amalgamate, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (x) mergers or consolidations of a wholly-owned Subsidiary which is not an Obligor with another wholly-owned Subsidiary or into an Obligor; or (y) Permitted Acquisitions; provided that within three (3) Business Days after the Post-Closing

Reorganization, the Lender shall have received such legal opinions, officers certificates and other documents with respect to matters relating to the amalgamation of the relevant Canadian Obligors, the Loan Documents and  security matters related thereto, all in form and substance reasonably satisfactory to it.

(k)

Changes of Name.  No Obligor shall change its name without providing the Lender with reasonable advance notice of the change and promptly taking other steps, if any, as the Lender reasonably requests to maintain the perfection of the Security granted by such Obligor so that the ranking of the Lender’s Liens is not adversely affected.

(l)

Changes of Location.  No Obligor shall permit its chief executive office or any of it tangible Property to be located out of the respective jurisdictions specified on Schedule “C” as of the date of this Agreement (except for goods in transit, and goods that are normally used in more than one jurisdiction if the latter goods are equipment or are inventory leased or held for lease by it) without providing the Lender with reasonable advance notice of the change and promptly taking other steps, if any, as the Lender reasonably requests to maintain the perfection of the Security granted by such Obligor so that the ranking of the Lender’s Liens is not adversely affected.

(m)	Change of Year End. No Obligor shall change its fiscal year end, except as necessary to adopt a uniform fiscal year end of June 30th.
(n)

Change of Control.  No Obligor shall enter into, or agree to enter into, any transaction that would result in, or shall otherwise cause or permit, a Change of Control, or any change in the ownership or Control of the Obligors from that described on Schedule “D”, except that:

(i)

ownership or Control may be transferred in whole or in part to another Obligor, and/or existing owners may acquire additional equity interests, if in each case the Borrower gives the Lender reasonable advance notice and promptly takes steps that the Lender reasonably requests to maintain the perfection of the Security granted by the applicable Obligors so that the ranking of the Lender’s Liens is not adversely affected; and

(ii)	changes may occur if otherwise expressly permitted in this Agreement.
(o)

Restrictive Agreements.  No Obligor shall enter into any Contract restricting (a) the ability of any Obligor to comply with the Loan Documents, including by creating or causing the creation of Liens to secure payment of the Indebtedness and other debts, liabilities and obligations to the Lender, (b) the ability of any Obligor to amend, supplement, restate or replace any Loan Document, or (c) the ability of any Obligor to make payments of any kind to any other Obligor.

5.5	Use of Insurance Proceeds

All proceeds of insurance required to be maintained by the Obligors under the terms of this Agreement shall be paid and applied in accordance with the terms of the Agent Intercreditor Agreement.

ARTICLE 6
DEFAULT AND ENFORCEMENT

6.1	Events of Default

Each and every of the following shall be an Event of Default under this Agreement:

(a)

if the Borrower makes any default in payment of the principal and/or interest owing as Indebtedness as and when the same becomes due under any provision hereof and fails to cure such Default within five (5) days of the due date of such payment;

(b)

if any Obligor shall neglect to carry out or observe any covenant or condition (other than those relating to the payment of principal and interest as set forth in 6.1(a)) or if any Obligor shall neglect to carry out or observe any covenant or condition under the Security, and fails to cure such Default within thirty (30) days from the date of occurrence of such Default;

(c)

if any Obligor ceases, or threatens to cease, carrying on its business or if a petition shall be filed, an order shall be made or a resolution be passed for the winding-up or liquidation of any Obligor, or the auditor at any time issues an audit report expressing a “going concern” qualification with respect to any Obligor;

(d)

if any Obligor shall make a bulk sale of its assets (other than a bulk sale of assets among the Obligors after which bulk sale of assets the Lender has the same priority of security interest over the assets as prior to the bulk sale of such assets, being a first-ranking security interest in all of the assets of each of the Obligors subject only to Permitted Liens), a general assignment for the benefit of its creditors, a proposal under the U.S. Bankruptcy Code or the Bankruptcy and Insolvency Act (Canada), or if a bankruptcy petition shall be filed or presented with respect to any Obligor and with respect to such proceeding instituted against it, such is not removed or discharged or unstayed prior to the legal effect of such process, or if a custodian, sequestrator, receiver, receiver and manager, or any other officer with similar powers shall be appointed of its properties, or any part thereof of any Obligor which is, in the opinion of the Lender, a substantial part thereof;

(e)

if any proceedings respecting any Obligor are commenced by or against any Obligor under the U.S. Bankruptcy Code, Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), or any legislation or other provision of law providing for similar effect;

(f)

if an encumbrancer shall take possession of the Property of any Obligor or any part thereof which is, in the opinion of the Lender, a substantial part thereof, or if a distress or execution or any similar process be levied or enforced against any Obligor, and such remains unsatisfied for such period as would permit such Property or such part thereof which is, in the opinion of the Lender, a substantial part to be sold or seized thereunder and such Property is not released or such process is not stayed prior to the date on which possession by such encumbrancer becomes legally effective;

(g)

if a default shall occur under any obligation of any Obligor to repay borrowed money or interest thereon to any Person which is outstanding in an aggregate amount exceeding $250,000 and such default is not waived or rectified within the period provided for rectification in any governing agreement;

(h)	if any of the representations and warranties contained herein or in any other Loan Document shall prove to have been false or misleading in any material respect from time to time;
(i)	if, without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed, there is a Change in Control exept as permitted in accordance with Section 5.4(n); or
(j)	if any Obligor purports to assign any Loan Document without the prior written consent of the Lender.
6.2	Acceleration on Event of Default

Upon the occurrence of an Event of Default, the Lender may, in addition to any other rights or remedies provided for herein, in the other Loan Documents, at law, or in equity, by written notice to the Borrower, declare the Indebtedness and the Interest Rate Differential to be immediately due and payable, and the same shall forthwith become immediately due and payable, and the Borrower shall forthwith pay to the Lender the Indebtedness.  For greater certainty, the Lender shall be entitled to the Interest Rate Differential upon the occurrence of an Event of Default.

6.3	Waiver of Default

The Lender may at any time waive in writing any Default or Event of Default which may have occurred, provided that no such waiver shall extend to, or be taken in any manner whatsoever to affect, any subsequent Event of Default or the rights or remedies resulting therefrom.  No delay or failure by the Lender to exercise any right or remedy hereunder shall impair any such right or remedy, or shall be construed to be a waiver of any Event of Default hereunder or under the Security, or acquiescence therein.

6.4	Indebtedness Due Under Security

An Event of Default hereunder shall also be a default under each Security instrument and vice versa.

6.5	Remedies Cumulative

Each of the remedies available to the Lender is a separate remedy and in no way is a limitation on any one or more of the other remedies otherwise available to the Lender.  Subject to the terms of the Agent Intercreditor Agreement, the rights and remedies herein expressly specified or in the Security are cumulative and not exclusive.  The Lender may, in its sole discretion, exercise any and all rights, powers, remedies and recourses available herein or in the Security, or any other remedy available to it, and such rights, powers, remedies and recourses may be exercised concurrently or individually without the necessity of any election.

ARTICLE 7
ENFORCEMENT OF SECURITY

7.1	Remedies

Whenever the Security has become enforceable, but subject to the provisions hereof and subject in all respects to the terms of the Agent Intercreditor Agreement:

(a)

the Lender may proceed to enforce its rights by any action, suit, remedy or proceeding authorized or permitted by law or by equity, and may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have its claims lodged in any bankruptcy, winding-up or other judicial proceeding relative to any Obligor;

(b)

the Lender may enter into and upon and take possession of all or any part of the Collateral, with full power to carry on, manage and conduct the business and operations of the Obligors, including the power to borrow monies or advance its own monies for the purpose of such business operations, the maintenance and preservation of the Collateral or any part thereof, the payment of Taxes, wages and other charges ranking in priority to the Indebtedness and operating expenses.  The Lender shall specifically have the right to exercise the rights and remedies of the Obligors under any joint venture, limited partnership, trust or equivalent agreement or arrangement.  The monies so borrowed or advanced shall be repaid by the Obligors on demand and until repaid with interest thereon at the rate per annum provided in Section 3.7 hereunder calculated monthly, in arrears, shall be paid in priority to the Indebtedness and shall be secured by the Security.  The Lender shall have the right to demand and to receive the revenues, incomes, issues and profits of the Collateral and to pay therefrom all of its expenses, charges and advances in carrying on the business operations or otherwise, of the Obligors, and the payment of all Taxes, assessments and other charges against the Collateral ranking in priority to the Indebtedness, or payment of which may be necessary to preserve the Collateral, and to apply the remainder of the monies so received in accordance with the provisions hereof;

(c)

the Lender may, either after entry as provided herein, or without any entry, and with or without possession or control of the Collateral sell and dispose of all the Collateral, either as a whole or in separate parcels at public auction, by tender, or by private contract at such time and on such terms and conditions, having first given such notice of the time and place of such sale, as it may think proper.  The Lender may make such sale whether by auction, tender or private contract, either for cash, upon credit, or in exchange for bonds, mortgages, stocks or other securities of another Person, or any combination thereof upon such reasonable conditions as to terms of payment as it may deem proper, and upon any such sale, shall be obliged to account to the Obligors only in relation to monies actually received and only at the time of receipt.  It shall be lawful for the Lender to rescind or vary any Contract of sale that may have been entered into, and resell with or under any of the powers conferred herein, to adjourn any such sale from time to time, and to execute and deliver to the purchaser or purchasers of the said Collateral, or any part thereof, good and sufficient deed or deeds for the same, the Lender being hereby irrevocably constituted an attorney of each Obligor for the purpose thereof, any such sale made as aforesaid shall be a perpetual bar both in law and equity against each Obligor and its assigns and all other Persons claiming the said Collateral or any part or parcel thereof, by, from, through, or under each Obligor or its assigns, and the proceeds of any such sale shall be distributed in the manner hereinafter provided;

(d)

the Lender or any agent or representative thereof, may become the purchaser at any sale of the Collateral whether made under the power of sale herein contained, pursuant to foreclosure, or other judicial proceedings; and

(e)

with respect to any US-based Obligors, exercise any other rights or remedies afforded under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require such Obligors to assemble Collateral, at Obligors’ expense, and make it available to Lender at a place designated by Lender; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by any such Obligor, such Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Lender, in its discretion, deems advisable.  Each such Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Lender shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable.  Lender may conduct sales on any Obligor’s premises, without charge, and any sales may be adjourned from time to time in accordance with Applicable Law.  Lender shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Lender may purchase any Collateral at public or, if permitted by Applicable Law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

7.2	Remedies Not Prejudiced by Delay

No delay or omission of the Lender to exercise any remedy shall impair any such remedy, or shall be construed to be a waiver of any Event of Default hereunder or under the Security, or acquiescence therein.

7.3	Yield Possession

Upon the occurrence of an Event of Default which is continuing, the Obligors shall yield possession of the Collateral and the conduct of the business in connection therewith to the Lender and agree to put no obstacles in the way of, but to facilitate by all legal means, the actions of the Lender hereunder, and not to interfere with the carrying out of the powers hereby granted to it.  Each Obligor shall forthwith, by and through its officers and directors, at any time upon the occurrence of an Event of Default which is continuing, and upon request in writing by the Lender, execute such documents and transfers as may be necessary to place the Lender in legal possession of the Collateral and its business in connection therewith, and thereupon all the powers and functions, rights and privileges of each and every of its directors and officers shall cease with respect to the possession of the Collateral, unless specifically continued in writing by the Lender, or unless the Collateral shall have been restored to the Obligors.

7.4	Lender Entitled to Perform Covenants

Upon the occurrence of an Event of Default which is continuing, the Lender may, in its discretion, perform any of the covenants of the Obligors capable of being performed by the Lender, and if any such covenant requires the payment or expenditure of money, the Lender may make payments or expenditure with its own funds, or with money borrowed by or advanced to it for such purpose, but shall be under no obligation to do so, and all sums so expended or advanced shall be at once payable by the Borrower on demand, shall bear interest at the rate of twelve per cent (12%) per annum, calculated and payable monthly, in arrears, until paid, and shall be payable out of any funds coming into the possession of the Lender in priority to the Indebtedness, but no such performance or payment shall be deemed to relieve any Obligor from any Event of Default hereunder.

7.5	The Lender as Lender and Power of Attorney

Upon the occurrence of an Event of Default which is continuing, and written notification by the Lender, each Obligor hereby irrevocably appoints the Lender to be its attorney, and in its name and on its behalf, to execute and carry out any deeds, documents, transfers, conveyances, assignments, assurances, consents and things which such Obligor ought to, or may, sign, execute and do hereunder, and generally to use its name in the exercise of all or any of the powers hereby conferred on the Lender, with full power of substitution and revocation.  Such appointment is coupled with an interest.  In the exercise of all of its rights hereunder, the Lender shall be, so far as concerns responsibility for its action or inaction, the agent of the Obligors.

7.6	For the Protection of the Lender

In realizing upon the Collateral, the Lender shall not be responsible for any loss occasioned by any demand, collection, enforcement, sale or other realization thereof, or the failure to, or delay in, demand, collect, enforce or sell any portion, and the Lender shall not be bound to protect the Collateral from depreciating in value.  Upon any sale or realization of the Collateral by way of public auction, the Lender may become purchaser free from any right or equity of redemption, which right or equity is expressly waived by the Obligors and the Lender may, in paying the purchase price, apply so much of the obligations of the Obligors hereunder on account of the purchase price as may be necessary for such purpose.

7.7	Charges for Late Payment

Notwithstanding any waiver or enforcement of an Event of Default hereunder, the Borrower acknowledges that the Lender shall be paid interest on overdue interest at the applicable rate set out in Section 3.7 and the sum of Two Hundred and Fifty Dollars ($250.00) in each instance, to compensate for costs, penalties or expenses caused to the Lender arising as a result of any payment made after its due date hereunder.

ARTICLE 8
APPLICATION OF FUNDS

8.1	Appointment of Receiver

If the Security shall become enforceable, the Lender may appoint a receiver, manager, or receiver and manager of the Obligors, and/or Collateral, or any part thereof (hereinafter called the “Receiver”), and may remove any Receiver so appointed and appoint another in his stead, and the following provisions shall take effect:

(a)

such appointment may be made at any time after the Security shall have become enforceable and either before or after the Lender shall have entered into or taken possession of the Collateral or any part thereof, but such appointment may be revoked upon the direction in writing of the Lender;

(b)	every such Receiver shall be vested with all or any of the powers and discretions of the Lender;
(c)	such Receiver may carry on the business of the Obligors or any part thereof, and may exercise all the powers conferred upon the Lender hereby;
(d)

the Lender may from time to time fix the remuneration of every such Receiver, which remuneration shall be reasonable, and direct the payment thereof out of the Collateral or the proceeds thereof in priority to payment of the Indebtedness;

(e)

the Lender may from time to time require any such Receiver to give security for the performance of his duties, and may fix the nature and amount thereof, but shall not be bound to require such security;

(f)

every such Receiver may, with the consent in writing of the Lender, borrow money for the purpose of carrying on the business of the Obligors, for the maintenance of the Collateral or any part or parts thereof, or for any other purposes approved by the Lender, and may issue security on the Collateral in priority to the Security and in the amounts from time to time required to carry out the duties of the Receiver appointed hereunder, which shall bear interest as shall be reasonably determined by the Receiver;

(g)	save so far as otherwise directed by the Lender, all monies from time to time received by such Receiver shall be paid over to the Lender; and
(h)

every such Receiver shall so far as concerns responsibility for his acts and omissions in exercising all or any of the powers and discretions conferred upon him hereunder, be deemed the agent of the Obligors and not of the Lender and the Lender shall not be responsible for any act or default of any Receiver.

8.2	Application of Funds

Except as otherwise herein provided, the monies arising from any enforcement of the Security shall be applied as follows:

(a)

firstly, in payment of, or reimbursement to the Lender of, the expenses, disbursements, Interest Rate Differential, and advances of the Lender (including the fees and expenses of any Receiver, agent or representative appointed pursuant hereto or under the Security and any legal fees with respect thereto, on a solicitor and client basis) incurred or made in connection with the enforcement of this Agreement or the realization of the Security;

(b)

secondly, in payment of interest on overdue interest, interest and principal included in the Indebtedness, in that order of priority, and in the case of accrued and unpaid interest in reverse order of maturity; and

(c)	the surplus, if any, shall be paid to the Borrower or its assigns.
8.3	Deficiency

If the monies received by the Lender or any Receiver are insufficient to repay to the Lender all monies due to it, the Obligors shall forthwith pay or cause to be paid to the Lender such deficiency.

ARTICLE 9
NOTICES

9.1	Notices

Any demand or notice to be given by any party hereto to any other party shall be in writing and may be given by personal delivery, by prepaid registered mail or by e-mail addressed as follows:

(a)	to the Borrower or any Guarantor:

c/o Radiant Logistics, Inc.

405 114th Ave SE, Suite 300

Bellevue, WA 98004

Attn.: Bohn H. Crain, CEO

Telecopy: (425)943-4598

With a copy to:

Radiant Logistics, Inc.

405 114th Ave SE, Suite 300

Bellevue, WA 98004

Attn.: Robert L. Hines, Jr., Esquire, Senior Vice President and General Counsel

Telecopy: (425)943-4598

and

Fox Rothschild LLP

2000 Market St., 20th Floor

Philadelphia PA 19103

Attn.: Stephen L. Cohen, Esquire

Telecopy: (215)299-2150

(b)	to the Lender:

70 University Avenue

Suite 1200

Toronto, Ontario

M5J 2M4

Attention:     Greg Dimmer

Email:          gdimmer@iamgroup.ca

With a copy to:

Allen McDonald LLP

100 King Street West, First Canadian Place

Suite 5600

Toronto, Ontario

M5X 1C9

Attention:     Jennifer R. Allen

Email:          jallen@allenmcdonaldllp.com

and if given by registered mail shall be deemed to have been received by the party to whom it was addressed on the date falling four (4) Business Days following the date upon which it has been deposited in the post office with postage and cost of registration prepaid, and if personally delivered during normal business hours, when so delivered, and if delivered by email the third (3rd) business hour after transmission and confirmation of receipt.  Provided that any of the above-named parties may change the address designated from time to time, by notice in writing to the other party hereto.

[Next page is the Signing Page]

IN WITNESS WHEREOF the parties hereto have executed this Loan Agreement as of date first above written.

BORROWER	WHEELS GROUP INC.
	Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: A.S.O.
I have authority to bind the Corporation

GUARANTORS	1371482 ONTARIO INC.
	Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: A.S.O.
I have authority to bind the Corporation

WHEELS MSM CANADA INC.
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: A.S.O.
I have authority to bind the Corporation

2062698 ONTARIO INC.
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: A.S.O.
I have authority to bind the Corporation

ASSOCIATE CARRIERS CANADA INC.
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: A.S.O.
I have authority to bind the Corporation

WHEELS ASSOCIATE CARRIERS INC.
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: A.S.O.
I have authority to bind the Corporation

BLUENOSE FINANCE LLC
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: A.S.O.
I have authority to bind the Corporation

CLIPPER EXXPRESS COMPANY
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: A.S.O.
I have authority to bind the Corporation

WHEELS MSM US, INC.
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: A.S.O.
I have authority to bind the Corporation

RADIANT GLOBAL LOGISTICS LTD.
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: C.E.O.
I have authority to bind the Corporation

Radiant Logistics, Inc.
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: C.E.O.
I have authority to bind the Corporation

Radiant GLOBAL Logistics, Inc.
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: C.E.O.
I have authority to bind the Corporation

Radiant Transportation Services, Inc.
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: C.E.O.
I have authority to bind the Corporation

Radiant Logistics Partners LLC
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: C.E.O.
I have authority to bind the Corporation

Adcom Express, Inc.
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: C.E.O.
I have authority to bind the Corporation

Radiant Customs Services, Inc.
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: C.E.O.
I have authority to bind the Corporation

DBA Distribution Services, Inc.
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: C.E.O.
I have authority to bind the Corporation

International Freight Systems (of Oregon), Inc.
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: C.E.O.
I have authority to bind the Corporation

RADIANT OFF-SHORE HOLDINGS LLC
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: C.E.O.
I have authority to bind the Corporation

GREEN ACQUISITION COMPANY, INC.
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: C.E.O.
I have authority to bind the Corporation

on time express, inc.
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: C.E.O.
I have authority to bind the Corporation

radiant trade services, inc.
Per:	/s/ Bohn H. Crain
Name: Bohn H. Crain Title: A.S.O.
I have authority to bind the Corporation

LENDER	INTEGRATED PRIVATE DEBT FUND IV LP, by its sole general partner INTEGRATED PRIVATE DEBT FUND GP INC.
	Per:	/s/ P. S. Robson
Name: P.S. Robson Title: A.S.O.
I have authority to bind the Corporation

	Per:	/s/ T. Shutt
Name: T. Shutt Title: A.S.O.
I have authority to bind the Corporation